EXECUTION VERSION

FIRST AMENDMENT
Dated as of March 14, 2018
to
REVOLVING CREDIT AGREEMENT
Dated as of October 3, 2017
This FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of March 14, 2018, is entered into by and among TCG BDC II, Inc., a Maryland corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereto as the “Lenders” (collectively, the “Lenders”, and, individually, a “Lender”), Bank of America, N.A., as the Administrative Agent for the Secured Parties, the Letter of Credit Issuer and a Lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Sole Lead Arranger and the Sole Bookrunner.
RECITALS
WHEREAS, the Borrower and certain Lenders from time to time party thereto are parties to that certain Revolving Credit Agreement, dated as of October 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, the parties hereto wish to make certain modifications to the Credit Agreement as further described herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:
SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.
SECTION 2.     Changes to the Credit Agreement. Effective as of the Effective Date (as defined below), certain sections of the Credit Agreement are hereby amended as set forth on Exhibit A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.
SECTION 3.     Conditions Precedent to Closing. Section 2 hereof shall become effective on the date (the “Effective Date”) upon which each of the following conditions precedent have been satisfied or waived:
3.1.    the Administrative Agent shall have received this Amendment, duly executed and delivered by each of the parties hereto;
3.2.    the Administrative Agent shall have received a joinder agreement duly executed and delivered by each Lender joining the Credit Agreement as a Lender on the Effective Date;

EXECUTION VERSION

3.3.    the Administrative Agent shall have received a Note, duly executed and delivered by the Borrower to each requesting Lender, dated as of the Effective Date; and
3.4.    the Borrower shall have paid the Facility Increase Fee to the Administrative Agent and all other fees and amounts due and payable by the Borrower on or prior to the Effective Date, including, without limitation, all fees payable pursuant to any Fee Letter and the fees and disbursements invoiced through the Effective Date by the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.
SECTION 4.     Miscellaneous.
4.1.    Representations and Warranties. After the effectiveness of this Amendment, the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders and do not constitute an Event of Default or a Potential Default under the Credit Agreement or any other Loan Document), and (ii) are already qualified by materiality, in which case they shall be true and correct in all respects, and except that for purposes of this Section 4.1, the representations and warranties contained in Section 7.6 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1(a).
4.2.    Facility Increase Request. Section 2.15 of the Credit Agreement requires the Borrower, not later than the tenth (10th) Business Day prior to the Increase Effective Date (or such shorter timeframe agreed to by the Administrative Agent in its sole discretion), to deliver to the Administrative Agent a Facility Increase Request and concurrently with the Increase Effective Date, resolutions adopted by the Borrower approving or consenting to such increase, certified by a Responsible Officer of each Borrower that such resolutions are true and correct copies thereof and are in full force and effect (together, the “Delivery Requirement”). The Administrative Agent hereby waives the Delivery Requirement solely with respect to the Facility Increase to be consummated on the Effective Date.
4.3.    Reallocation of Loans. The parties hereto agree that within thirty (30) days of the Effective Date, the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit under the Credit Agreement in accordance with Section 2.15(d) of the Credit Agreement.
4.4.    Representations and Warranties. The Borrower hereby represents and warrants that (a) this Amendment is the legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law); and (b) upon the Effective Date, no Event of Default has occurred and is continuing.

EXECUTION VERSION

4.5.    References to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
4.6.    Effect on Credit Agreement. Except as specifically amended above, the Credit Agreement and all other Loan Documents executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
4.7.    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
4.8.    Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
4.9.    Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided in the Credit Agreement.
4.10.    Headings. Section headings in this Amendment are for reference only and shall in no way affect the interpretation of this Amendment.
4.11.    Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.
[Signatures Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
BORROWER:
Executed and delivered as a deed by:
TCG BDC II, INC., a Maryland corporation

By:    /s/ Venugopal Rathi
Name: Venugopal Rathi
Title: Managing Director

EXECUTION VERSION

ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER AND LENDER:
BANK OF AMERICA, N.A.

By:    /s/ Jose Liz-Moncion
Name: Jose Liz-Moncion
Title: Director

EXECUTION VERSION

MUFG UNION BANK, N.A.,
as a Lender

By:    /s/ Grace Kobayashi
Name: Grace Kobayashi
Title: Associate

EXECUTION VERSION

Exhibit A

EXECUTION VERSION (CONFORMED THROUGH FIRST AMENDMENT)

REVOLVING CREDIT AGREEMENT

TCG BDC II, INC.,
as Borrower

BANK OF AMERICA, N.A.,
as the Administrative Agent, the Letter of Credit Issuer and a Lender,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as a Joint Lead Arranger and the Sole Bookrunner

and

MUFG UNION BANK, N.A.,
as the Syndication Agent, a Joint Lead Arranger and a Lender

October 3, 2017

TABLE OF CONTENTS
Page
SECTION 1    DEFINITIONS    1

1.1	Defined Terms 1

1.2	Other Definitional Provisions 42

1.3	Accounting Terms 43

1.4	UCC Terms 43

1.5	References to Agreement and Laws 43

1.6	Times of Day 43

1.7	Letter of Credit Amounts 43

1.8	Exchange Rates; Currency Equivalents 44

1.9	Additional Alternative Currencies 44

1.10	Defined Terms 44

1.11	Schedules and Exhibits 44

1.12	Permitted Liens 45
SECTION 2    REVOLVING CREDIT LOANS AND LETTERS OF CREDIT    45

2.1	The Commitment 45

2.2	Revolving Credit Commitment 46

2.3	Manner of Borrowing 46

2.4	Minimum Loan Amounts 48

2.5	Funding 49

2.6	Interest 50

2.7	Determination of Rate 50

2.8	Letters of Credit 50

2.9	Qualified Borrowers 56

2.10	Use of Proceeds, Regulation W, Letters of Credit and Qualified Borrower Guaranties 56

2.11	Fees 57

2.12	Unused Commitment Fee 57

2.13	Letter of Credit Fees 58

2.14	Extension of Maturity Date 58

2.15	Increase in the Maximum Commitment 59
SECTION 3    PAYMENT OF OBLIGATIONS    60

3.1	Revolving Credit Notes 60

3.2	Payment of Obligations 61

3.3	Payment of Interest 61

3.4	Payments on the Obligations 62

3.5	Prepayments 63

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3.6	Reduction or Early Termination of Commitments 64

3.7	Applicable Lending Office 65

3.8	Joint and Several Liability 65
SECTION 4    CHANGE IN CIRCUMSTANCES    66

4.1	Taxes 66

4.2	Illegality 71

4.3	Inability to Determine Rates 71

4.4	Increased Cost and Reduced Return; Change in Requirements of Law 72

4.5	Funding Losses 73

4.6	Requests for Compensation 73

4.7	Survival 74

4.8	Mitigation Obligations; Replacement of Lenders 74

4.9	Euro Event 75
SECTION 5    SECURITY    75

5.1	Liens and Security Interest 75

5.2	The Collateral Accounts; Capital Calls 76

5.3	Agreement to Deliver Additional Collateral Documents 78

5.4	Subordination 78
SECTION 6    CONDITIONS PRECEDENT TO LENDING    78

6.1	Obligations of the Lenders 78

6.2	Conditions to all Loans and Letters of Credit 80

6.3	Addition of Qualified Borrowers 82

6.4	Addition of AIV Borrowers, Parallel Fund Borrowers 84
SECTION 7    REPRESENTATIONS AND WARRANTIES OF THE BORROWERS    86

7.1	Organization and Good Standing 86

7.2	Authorization and Power 86

7.3	No Conflicts or Consents 86

7.4	Enforceable Obligations 86

7.5	Priority of Liens 86

7.6	Financial Condition 87

7.7	Full Disclosure 87

7.8	No Default 87

7.9	No Litigation 87

7.10	Material Adverse Effect 87

7.11	Taxes 88

7.12	Principal Office; Jurisdiction of Formation 88

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7.13	ERISA 88

7.14	Compliance with Law 88

7.15	Environmental Matters 88

7.16	Capital Commitments and Contributions 89

7.17	Fiscal Year 89

7.18	Investor Documents 89

7.19	Margin Stock 89

7.20	Investment Company Act 89

7.21	No Defenses 90

7.22	No Withdrawals Without Approval 90

7.23	Sanctions 90

7.24	Insider 90

7.25	Investors 91

7.26	Organizational Structure 91

7.27	No Brokers 91

7.28	Financial Condition 91

7.29	[Reserved] 91

7.30	[Reserved] 91

7.31	Investments 91
SECTION 8    AFFIRMATIVE COVENANTS OF THE BORROWERS    91

8.1	Financial Statements, Reports and Notices 91

8.2	Payment of Obligations 94

8.3	Maintenance of Existence and Rights 94

8.4	[Reserved.] 94

8.5	Books and Records; Access 94

8.6	Compliance with Law 95

8.7	Insurance 95

8.8	Authorizations and Approvals 95

8.9	Maintenance of Liens 95

8.10	Further Assurances 95

8.11	Maintenance of Independence 95

8.12	RIC Status under the Internal Revenue Code; Investment Company Act 96

8.13	Covenants of Qualified Borrowers 96

8.14	Investor Default 96

8.15	Taxes 96

8.16	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws 96

8.17	Compliance with Sanctions 96

8.18	Solvency 97

8.19	Returned Capital 97

8.20	Capital Calls 97

8.21	[Reserved] 97

8.22	Compliance with Loan Documents and Constituent Documents 97

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8.23	Leverage Limitations 97
SECTION 9    NEGATIVE COVENANTS    97

9.1	Borrower Information 97

9.2	Mergers, Etc 98

9.3	Negative Pledge 98

9.4	Fiscal Year and Accounting Method 98

9.5	Transfer of Interests; Admission of Investors 98

9.6	Constituent Documents 98

9.7	[Reserved] 99

9.8	Negative Pledge 100

9.9	Notice of Withdrawals 100

9.10	Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments 100

9.11	Limitation on Indebtedness 100

9.12	Capital Commitments 100

9.13	Capital Calls 101

9.14	ERISA Compliance 101

9.15	Dissolution 101

9.16	Environmental Matters 101

9.17	Limitations on Distributions 102

9.18	Limitation on Withdrawals 102

9.19	Borrower Structure 102

9.20	[Reserved] 102

9.21	Transactions with Affiliates 102

9.22	Deposits to Collateral Accounts 102
SECTION 10    EVENTS OF DEFAULT    103

10.1	Events of Default 103

10.2	Remedies Upon Event of Default 105

10.3	Lender Offset 107

10.4	Performance by the Administrative Agent 108

10.5	Good Faith Duty to Cooperate 108
SECTION 11    AGENCY PROVISIONS    109

11.1	Appointment and Authorization of Agents 109

11.2	Delegation of Duties 110

11.3	Exculpatory Provisions 110

11.4	Reliance on Communications 110

11.5	Notice of Default 111

11.6	Non-Reliance on Agents and Other Lenders 111

11.7	Indemnification 112

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11.8	Agents in Their Individual Capacity 112

11.9	Successor Agents 113

11.10	Reliance by the Borrowers 115

11.11	Administrative Agent May File Proofs of Claim 115
SECTION 12    MISCELLANEOUS    116

12.1	Amendments 116

12.2	Sharing of Offsets 118

12.3	Sharing of Collateral 119

12.4	Waiver 119

12.5	Payment of Expenses; Indemnity 120

12.6	Notice 122

12.7	Governing Law 124

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury 124

12.9	Invalid Provisions 124

12.10	Entirety 124

12.11	Successors and Assigns; Participations 125

12.12	All Powers Coupled with Interest 131

12.13	Headings 131

12.14	Survival 131

12.15	Full Recourse 131

12.16	Availability of Records; Confidentiality 131

12.17	Customer Identification Notice 132

12.18	Multiple Counterparts 133

12.19	Term of Agreement 133

12.20	Inconsistencies with Other Documents 133

12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 133

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SCHEDULES
SCHEDULE I:    Borrower Information
SCHEDULE II:    Commitments
SCHEDULE III:    Borrower Organizational Structure
EXHIBITS
EXHIBIT A:    Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:    Form of Note
EXHIBIT C:    Form of Borrower Security Agreement
EXHIBIT D:    Form of Borrower Pledge of Collateral Account
EXHIBIT E:    Form of Request for Borrowing
EXHIBIT F:    Form of Request for Letter of Credit
EXHIBIT G:    Form of Rollover/Conversion Notice
EXHIBIT H:    Form of Lender Assignment and Assumption
EXHIBIT I:    Form of Qualified Borrower Note
EXHIBIT J:    Form of Qualified Borrower Guaranty
EXHIBIT K:    Form of Responsible Officer’s Certificate
EXHIBIT L:    Form of Subscription Agreement
EXHIBIT M:    Form of Facility Extension/Increase Request
EXHIBIT N:    [Reserved]
EXHIBIT O:    [Reserved]

EXHIBIT P-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)

EXHIBIT P-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)

EXHIBIT P-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)

EXHIBIT P-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)

EXHIBIT Q:	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT is dated as of October 3, 2017, by and among TCG BDC II, INC., a Maryland corporation (the “Initial Borrower” and, collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”), the banks and financial institutions from time to time party hereto as Lenders, BANK OF AMERICA, N.A. (“Bank of America”), as a Lender, the Administrative Agent for the Secured Parties and the Letter of Credit Issuer (each as defined below), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“Merrill Lynch”), as a Joint Lead Arranger and the Sole Bookrunner and MUFG UNION BANK, N.A. (“MUFG”), as the Syndication Agent, a Joint Lead Arranger and a Lender.
A.    The Initial Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers.
B.    The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.DEFINITIONS
1.1    Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:
“Account Bank” means State Street and/or such other Eligible Institution appointed as an “Account Bank” pursuant to Section 5.2(f).
“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.
“Adjusted LIBOR” means, for any Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) LIBOR for such Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such Loan for such Interest Period; plus (b) the Applicable Margin. If the calculation of clause (a) of Adjusted LIBOR results in a rate for such clause (a) of Adjusted LIBOR that is less than zero (0), clause (a) of Adjusted LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Administrative Agent” means Bank of America, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Party” means any Lender or Letter of Credit Issuer.
“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common Control with, such Person.
“Affiliate Agreements” means collectively, (a) the Amended and Restated Investment Advisory Agreement dated as of September 15, 2017, between the Initial Borrower and Carlyle GMS Investment Management L.L.C., (b) the Placement Agent Agreement dated as of June 26, 2017, between the Initial Borrower and TCG Securities, L.L.C. and (c) the Administration Agreement dated as of April 18, 2017, between the Initial Borrower and Carlyle GMS Finance Administration L.L.C.
“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.
“Agent-Related Person” has the meaning provided in Section 11.3.
“Agents” means, collectively, the Administrative Agent, the Joint Lead Arrangers, the Sole Bookrunner, the Syndication Agent, the Letter of Credit Issuer and any successors and assigns in such capacities.
“AIV Borrower” means each Borrower identified as an “AIV Borrower” on Schedule I hereto (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time), together with any other Alternative Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.
“Alternative Currency” means Canadian Dollars, Euros, Sterling and each other currency (other than Dollars) requested by the Borrowers and approved in accordance with Section 1.9.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means fifty percent (50%) of the Maximum Commitment.

“Alternative Investment Vehicle” means an entity created in accordance with a Constituent Document of the Borrowers for the purpose of making Investments through a vehicle or entity other than a Borrower.
“Anti-Corruption Laws” means to the extent applicable to a Person, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) other Applicable Laws relating to anti-bribery or anti-corruption.
“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Borrower or any of its Subsidiaries or their respective Related Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule II hereto or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” has the meaning set forth in the applicable Fee Letter.
“Applicable Requirement” means each of the following requirements:
(a)    such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Included Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB- / Baa3 or higher; and
(b)    if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:
(i)    a Bank Holding Company, it shall have Adequately Capitalized status or better;
(ii)    an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher; or
(iii)    an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating/Responsible Party Rating	Minimum Funding Ratio
A- / A3 or higher	No minimum
Below A- / A3	90%.
(iv)    an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.
The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.
“Assignee” has the meaning provided in Section 12.11(b).
“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H hereto.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.
“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect minus the Dollar Equivalent of the aggregate outstanding Principal Obligations, and (b) the Borrowing Base minus, in each case, the FX Reserve Amount, if any, in effect at such time; provided that the Available Commitment shall always be calculated in Dollars.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority (or other applicable authority) in respect of any liability of an EEA Financial Institution (or other applicable institution).
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule or, in relation to any other state, any analogous law or regulation which requires recognition of any Write-Down and Conversion Powers.
“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.
“Bank of America” has the meaning provided in the Preamble hereto.
“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.
“Borrower” and “Borrowers” have the meanings provided in the Preamble hereto.
“Borrower Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I hereto (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time), with respect to such Person, which account shall be used solely for receipt of proceeds from Capital Calls. “Borrower Collateral Accounts” means, where the context requires, all Borrower Collateral Accounts, collectively.
“Borrower Collateral Account Pledge” means the pledge of a Borrower Collateral Account, in the form of Exhibit D hereto, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, exclusive Lien in and to a Borrower Collateral Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Borrower Constituent Documents” means the Charter, the Management Agreement, the Bylaws, any PPM and the Subscription Agreements, including any Side Letters.
“Borrower Control Agreement” means each Borrower Control Agreement, among a Borrower, the Administrative Agent and the Account Bank, as the same may be amended, supplemented or modified from time to time.
“Borrower Party” has the meaning provided in Section 11.1(a).
“Borrower Security Agreement” means that certain security agreement, substantially in the form of Exhibit C hereto, made by the Borrower and the Investment Manager in favor of the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien and security interest in, and pledge of, their interests in the Collateral, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.
“Borrowing Base” means, at any time of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, (b) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors, and (c) to the extent designated by the Borrower in a segregated control account at Bank of America, cash on hand, in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times that such Investor remains an Excluded Investor.
“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A hereto.
“Borrowing Base Investors” means, collectively, the Included Investors and the Designated Investors.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Charlotte, North Carolina, and:
(a)    if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement or other Loan Documents in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market;
(b)    if such day relates to any interest rate settings as to Loans or payments under this Credit Agreement or other Loan Documents in Euros or Sterling or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the European Union, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros; and
(c)    if such day relates to any fundings, disbursements, settlements and payments in respect of a LIBOR Rate Loan denominated in an Alternative Currency (other than Euros or Sterling), or any other dealings in any Alternative Currency (other than Euros or Sterling) to be carried out pursuant to this Credit Agreement or other Loan Documents in respect of any such LIBOR Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Bylaws” means the bylaws of Borrower, as amended or restated from to time to time as permitted hereunder.
“Canadian Dollars” means lawful currency of Canada.
“Capital Call” means a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the Constituent Documents of the Borrowers and the Subscription Agreements of the Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.
“Capital Call Cut-Off Date” means the date on which the Borrowers’ ability to call Capital Commitments under the applicable Constituent Documents for the purpose of repaying the Obligations is terminated.
“Capital Commitment” means the capital commitment of the Investors to the Borrowers in the amount set forth in the applicable Constituent Document or the applicable Subscription Agreement. “Capital Commitments” means, where the context may require, all Capital Commitments of the Investors, collectively.
“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrowers with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Borrowers’ Constituent Documents. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.
“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that is required, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Return Certification” means a certification made in any Borrowing Base Certificate in regards to a return or distribution to Investors which may then be subject to a later Capital Call.
“Capitalized Interest Loan” has the meaning provided in Section 3.3(c) hereof.
“Capitalized Unused Commitment Fee Loan” has the meaning provided in Section 2.12(b) hereof.
“Cash Collateral Account” means each deposit account held at an Eligible Institution for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer.
“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default of the type described in Section 10.1(a), (b) (but solely in respect of a breach of Section 7.20), (c) (but solely in respect of a breach of Section 8.12), (h) or (i) hereof has occurred and is continuing; (b) an Event of Default (other than of the type described in Section 10.1(a), (b) (but solely in respect of a breach of Section 7.20), (c) (but solely in respect of a breach of Section 8.12), (h) or (i) hereof) has occurred and is continuing and has not been cured within five (5) Business Days of notice thereof; (c) a Potential Default of the type described in Section 10.1(a), (b) (but solely in respect of a breach of Section 7.20), (c) (but solely in respect of a breach of Section 8.12), (h) or (i) hereof has occurred and is continuing; or (d) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; or (d) the compliance with, or application or implementation of, any of the foregoing subclauses (a), (b) or (c) or with the Existing Law by any Lender or Letter of Credit Issuer; provided that notwithstanding anything herein to the contrary, the Existing Law shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean any one or more of the following events: (a) the Management Agreement shall be terminated, and (b) the investment manager of the Initial Borrower shall cease to be the Investment Manager (or an Affiliate thereof); provided, however, that a Change of Control shall not exist if a third party administrator acceptable to the Administrative Agent and Required Lenders in their reasonable discretion, directly or indirectly, acts as the replacement investment manager of the Initial Borrower.
“Charter” means the Articles of Amendment and Restatement of Borrower filed with the State of Maryland Department of Assessments and Taxation on May 5, 2017, as it may be amended or restated from time to time, as permitted hereunder.
“Closing Date” means October 3, 2017; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders.
“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.
“Collateral Account” means a Borrower Collateral Account. “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Account Pledges” means, collectively, the Borrower Collateral Account Pledges.
“Collateral Documents” has the meaning provided in Section 5.1.
“Commitment” means, for each Lender, the amount set forth on Schedule II hereto or on its respective Assignment and Assumption, as the same may be increased from time to time in accordance with Section 2.15 and reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).
“Common Stock” means the common stock, par value $0.01 per share, of Borrower.
“Competitor” means any private equity fund, Affiliate thereof or a Person whose primary business is the management of private equity funds excluding any commercial or investment bank (including any real estate fund or hedge fund that sponsors private equity funds or makes private equity investments).
“Compliance Certificate” has the meaning provided in Section 8.1(b).
“Concentration Limit” means, with respect to any Borrowing Base Investor, the aggregate amount of Unfunded Capital Commitments of such applicable Borrowing Base Investor in excess of the concentration limits set forth below:

Investor Classification	Concentration Limit
Rated Included Investor (dependent on applicable ratings below)[1,2]
AAA / Aaa	25.0%[3]
AA+ / Aa1 to AA-/ Aa3	20.0%[3]
A+ / A1 to A- / A3	15.0%[3]
BBB+ / Baa1 to BBB- / Baa3	10.0%[3]
Other Concentration Limits[6]
Non-Rated Included Investors	10.0% - 25.0%[3]
Corporate Designated Investors[8]	5.0%[3]
Foreign Sovereign Designated Investors	5.0%[3]
Fund-of-Funds Designated Investors	3.0%[3]
HNW Designated Investors and HNW Aggregation Investors	1.0% - 10.0%[3,5]
Aggregate Foreign Sovereign Designated Investors	20.0%[3,4]
Aggregate Fund-of-Funds Designated Investors	15.0%[3,4]
Aggregate HNW Designated Investors and HNW Aggregation Investors	20.0%[3,4,5,7]
Aggregate Designated Investors	50.0%[4]
Fresno County Retirement Plan	100.0%[7]

1
The Ratings for such Investor shall be the lower of any senior unsecured rating of such Investor as issued by either S&P or Moody’s. If such Investor has only one rating from either S&P or Moody’s, that rating shall apply.

2
For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the Rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

3	The Concentration Limits for each individual Investor classification shall be calculations as a percentage of the aggregate Uncalled Capital Commitments of all Borrowing Base Investors.

4
The aggregate Concentration Limits for Investor classifications shall be calculations (after deducting any amounts in excess of the applicable individual Investor Concentration Limits) as a percentage of the aggregate Uncalled Capital Commitments of all Borrowing Base Investors, such method as set forth in the borrowing base certificate delivered on the closing date.

5
The Concentration Limits for any HNW Designated Investor may be increased up to 10% in the Administrative Agent’s sole discretion. The Concentration Limits for any HNW Aggregation Investor may be increased up to or above 10% in the Administrative Agent’s sole discretion.

6	The Concentration Limit for any particular Investor is a percentage of the Unfunded Capital Commitments of the Borrowing Base Investors.

7
During any period that the lower rate included within the “Applicable Margin” as set forth in the applicable Fee Letter is in effect, then the Concentration Limit (x) for Fresno County Retirement Plan shall be a Non-Rated Included Investor set at 25% and (y) for Aggregate HNW Designated Investors and HNW Aggregation Investors shall be 10%, in each case, applied at all times during such period.

8	Carlyle employees shall be treated as one Corporate Designated Investor.
provided that for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor.
“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrowers, any Investor or any Affiliate of such Person that is not available to the general public, together with analyses, compilations, studies or other documents, that contain or otherwise reflect such information made available by or on behalf of the Borrowers, Investor or an Affiliate of such Person pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents, in each case, in violation of this Credit Agreement); or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Borrowers or any Investor or any other source not known by the recipient of such information to be bound by confidentiality at or prior to such time, other than as a result of a prohibited (insofar as the relevant Agent or Lender is aware) disclosure by such other source.
“Conflicted Lender” has the meaning described in Section 2.10.
“Constituent Documents” means: (a) for Borrower, the Borrower Constituent Documents; and (b) for any other entity, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the memorandum and articles of association, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate, memorandum or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.
“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan from one Interest Period to the next Interest Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership or other equity interests, or of the ability to exercise voting power by contract or otherwise.
“Control Agreement” means each Borrower Control Agreement. “Control Agreements” means all Borrower Control Agreements, collectively.
“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Borrower is a member; provided that a Borrower shall only be considered a part of a Controlled Group as of any date to the extent such Borrower is part of such Controlled Group on such date.
“Conversion Date” means any LIBOR Rate Conversion Date or Reference Rate Conversion Date, as applicable.
“Conversion Notice” has the meaning provided in Section 2.3(g).
“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(h) or Section 4 of one Type of Loan into another Type of Loan.
“Corporate Designated Investor” means any Designated Investor that is not an HNW Designated Investor, a Sovereign Designated Investor or a Fund-of-Funds Designated Investor.
“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.
“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders and the Letter of Credit Issuer under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.
“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.
“Daily LIBOR” means for each day during any Interest Period, the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upwards, if necessary, to the nearest 1/100 of 1%). If the calculation of Daily LIBOR results in a Daily LIBOR rate that is less than zero (0), Daily LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.
“Debt Limitations” means the limitations set forth in Section 9.11.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (including the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), and the Companies’ Creditor’s Arrangement Act (Canada)) from time to time in effect.
“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.
“Defaulting Lender” means, subject to Section 2.3(f) and 12.11(b)(ix), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder, or (ii) pay to the Administrative Agent, a Letter of Credit Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or a Letter of Credit Issuer or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder

(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (or to the extent the Administrative Agent is the Defaulting Lender, the Required Lenders), in consultation with the Borrowers, that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.3(f) and Section 12.11(b)(ix)) upon delivery of written notice of such determination to the Borrowers, the Letter of Credit Issuer and each Lender.
“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by all of the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:
(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor substantially in the form of Exhibit L, or in such other form which shall be reasonably acceptable to the Administrative Agent, together with the Borrower’s countersignature, accepting such Subscription Agreement;
(ii)    any Constituent Documents of the Borrower, executed and delivered by such Investor;
(iii)    a true and correct copy of any Side Letter duly executed and delivered by such Investor, which shall be reasonably acceptable to the Administrative Agent in its sole discretion (including any provisions incorporated via a “most favored nations” clause); provided however, that any Side Letter that does not relate to Capital Commitments, Capital Contributions or Unfunded Capital Commitments and is not otherwise adverse to the Secured Parties’ interest under any Loan Document (as determined by the Administrative Agent) shall be deemed to be acceptable to the Administrative Agent;
(iv)    if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider, or Responsible Party, as applicable, executed and delivered by such Person;
(v)    if such Investor’s Subscription Agreement or any Constituent Document of the Borrower, executed by such Investor was signed by the Borrower or any Affiliate of any thereof as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority satisfactory to the Administrative Agent in its reasonable discretion; and
(vi)    if such Investor is an HNW Designated Investor, that such HNW Designated Investor is not deceased, and if a family office or family trust, the primary benefactor of which is not deceased.
provided that (1) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Lenders subsequent to the Closing Date shall be reflected in the next updated Borrowing Base Certificates provided to the Lenders. HNW Designated Investors that satisfy the foregoing criteria therefore shall be Designated Investors, but subject to their own Concentration Limits.
“Distribution” has the meaning provided in Section 9.17.
“Dollars” and the sign “$” mean the lawful currency of the United States of America.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any other Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other Alternative Currency.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that (a) meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under

Section 12.11(b)(iii)) and (b) if not a Lender or an Affiliate of a Lender, is an Eligible Institution and having a substantial portion of its business being the making of secured and unsecured loans.
“Eligible Institution” means (i) Bank of America or (ii) any other depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and that is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.
“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.
“Environmental Claims” means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Environmental Liability” means any written claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.
“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.
“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, that pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“ERISA Investor” means an Investor of any Borrower that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Event” has the meaning provided in Section 4.9.
“Event of Default” has the meaning provided in Section 10.1.
“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1; and (d) any Taxes imposed under FATCA.
“Exclusion Event” means, with respect to any Included Investor or Designated Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that such Investor is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Investor in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;
(b)    an involuntary case or other proceeding shall be commenced against such Investor, seeking liquidation, reorganization or other relief with respect to such Investor or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Investor or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Investor in a proceeding under any Debtor Relief Law and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days;
(c)    to the actual knowledge of a Responsible Officer of the Borrower, any final judgment or decree for the payment of money that in the aggregate exceeds twenty percent (20%) of the net worth of such Investor (measured as of the date of its initial designation as a Borrowing Base Investor) shall be rendered against such Borrowing Base Investor, and (i) any such judgment or decree shall not be discharged, paid, bonded, covered by insurance or vacated within sixty (60) days of issuance or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;

(d)    such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call (or such obligation shall be or become unenforceable), (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of any Borrower, as applicable, or any Credit Link Document, or (iii) give any written notice of its intent to withdraw from the applicable Borrower or that it will not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement, the Constituent Documents of any Borrower, as applicable, or any Credit Link Document;
(e)    other than in connection with an Investment Exclusion Event, such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Constituent Documents and such delinquency is not cured within ten (10) Business Days; provided that if there is a force majeure event, such delinquency may be cured within thirty (30) Business Days;
(f)    any representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the Constituent Documents of the applicable Borrower or any Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect and such circumstance as of the date on which such representation warranty, certification or statement, as applicable, is made and is not cured within two (2) Business Days after the earlier of written notice from the Administrative Agent or such Borrower’s actual knowledge;
(g)    to such Borrower’s actual knowledge, such Investor encumbers its interest in the applicable Borrower and remedies have been sought by the applicable creditors;
(h)    a material default shall occur in the performance by it of any of the covenants or agreements contained in its Subscription Agreement (or related Side Letter), the Constituent Documents of the applicable Borrower or any Credit Link Document (except as otherwise specifically addressed in this definition) and such material default is not cured within the later of (i) five (5) Business Days or (ii) the applicable cure period under such Subscription Agreement, Side Letter, Borrower Constituent Documents or Credit Link Document, as applicable;
(i)    in the case of each Investor that is a Rated Included Investor, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1.1;
(j)    in the case of a Non-Rated Included Investor, to the actual knowledge of a Responsible Officer of the applicable Borrower, it shall fail to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Investor, of at least seventy-five percent (75%) of the net worth of such Investor, Sponsor,

Responsible Party, or Credit Provider as provided on its most recently available financial statements on the date of its initial designation as an Included Investor;
(k)    in the case of a Non-Rated Included Investor, to the actual knowledge of a Responsible Officer of the Borrower, the occurrence of any circumstance or event that, in the sole reasonable discretion of the Administrative Agent would reasonably be expected to have a material and adverse effect on the financial condition and operations of such Investor;
(l)    such Investor shall Transfer its equity interest in the applicable Borrower and be released from its obligation under the applicable Constituent Documents to make contributions pursuant to a Capital Call with respect to such transferred interest; provided that, if such Investor shall Transfer less than all of its equity interest in the applicable Borrower, only the Transferred portion shall be excluded from the Borrowing Base;
(m)    any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Contribution of such Included Investor or Designated Investor; provided that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;
(n)    the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien in favor of the Administrative Agent, other than solely as a result of the actions of the Administrative Agent and Lenders;
(o)    in connection with any Borrowing or the issuance of any Letter of Credit and only at the time of such Borrowing or issuance of any Letter of Credit, any Borrower has knowledge that such Investor will likely request to be excused from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit; provided that only the portion of such Investor’s Unfunded Capital Commitment that would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the calculation of the Available Commitment;
(p)    such Investor becomes a Sanctioned Entity, or, to any Borrower’s or the Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;
(q)    if such Investor is an Endowment Fund Investor that is party to a keepwell (or similar) agreement with its Sponsor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;
(r)    [reserved];

(s)    if such Investor is an ERISA Investor, a determination by the Investment Manager or an ERISA Investor, that participation of such ERISA Investor in the Borrower is “significant” for the purposes of the Plan Asset Regulations and no exception thereunder applies;
(t)    such Investor shall become or be declared a “Defaulting Investor” under the Borrower Constituent Documents;
(u)    such Investor amends its Side Letter in such a way that the Administrative Agent determines in its reasonable discretion would materially impair the Lenders’ rights with respect to the Collateral; or
(v)    in the case of a Non-Rated Included Investor or such Investor’s Credit Provider, as applicable, that does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrowers thirty (30) Business Days’ written notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor; provided that this clause(s) shall not be applicable to any Investor for whom the Lenders have agreed at the time of admission of such Investor that no such financial information is required for such Investor.
“Existing Law” means (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (b) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (c) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including without limitation, any publications addressing the liquidity coverage ratio or the supplementary leverage ratio; or (d) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act, Basel II or Basel III (whether or not having the force of law).
“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit M hereto to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.
“Facility Increase” has the meaning provided in Section 2.15(a).
“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the applicable Fee Letter.
“Facility Increase Request” means the notice in the form of Exhibit M hereto pursuant to which the Borrowers request an increase of the Maximum Commitment in accordance with Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means that certain Fee Letter or Fee Letters, each dated the date hereof, among the Initial Borrower, the Administrative Agent and certain Lenders in connection with this Credit Agreement and the other Loan Documents, as each may be amended, supplemented or otherwise modified from time to time.
“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b)  the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.
“Fronting Fee” has the meaning set forth in the applicable Fee Letter.
“Fund-of-Funds Designated Investor” means any Designated Investor that is a private equity fund that primarily invests in other private equity funds.
“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any time of determination, the product of (a) the FX Reserve Percentage and (b) the Dollar Equivalent of the sum of the aggregate outstanding principal amount of Loans and the undrawn stated amount of all outstanding Letters of Credit, in each case denominated in an Alternative Currency at such time.
“FX Reserve Percentage” means, as of any date of determination and for each Alternative Currency, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval; provided, that any such percentage may be reset for any particular Alternative Currency on any Revaluation Date in the reasonable discretion of the Administrative Agent if necessary to account for foreign exchange volatility; provided further, that that the FX Reserve Amount shall be subject to further adjustment if the cross currency swap analytics tool developed by the Administrative Agent changes after the Closing Date, such adjustment to be made by the Administrative Agent in consultation with the Borrowers (but, for the avoidance of doubt, shall not require any consent of the Borrowers). As of the Closing Date, the FX Reserve Percentage for each Alternative Currency is:

Euro	8.03%
Sterling	8.66%
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.
“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligations” shall not include (v) endorsements for collection or deposit in the ordinary course of business, (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) deposits or other obligations to secure the performance of bids or trade contracts (other than for borrowed money), (y) contingent obligations under customary “carve‑outs” in non‑recourse loan documentation and (z) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.
“Hazardous Material” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law; (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority; (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval; (e) that are deemed to constitute a nuisance or a trespass that pose a health or safety hazard to Persons or neighboring properties; (f) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (g) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“HNW Aggregation Investor” means an Investor that is an investment vehicle consisting of multiple HNW Designated Investors.
“HNW Designated Investor” means each Designated Investor that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).
“Included Investor” means an Investor in a Borrower (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion (a “Rated Included Investor”), or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Lenders, in their sole discretion (a “Non-Rated Included Investor”), and (b) in respect of which there has been delivered to the Administrative Agent:
(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor substantially in the form of Exhibit L hereto or such other form, which shall be reasonably acceptable to the Administrative Agent, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;
(ii)    any Constituent Documents of the applicable Borrower executed and delivered by such Investor;
(iii)    a true and correct copy of any Side Letter executed by such Investor, which shall be reasonably acceptable to the Administrative Agent in its sole discretion (including any provisions incorporated via a “most favored nations” clause); provided however, that any Side Letter that does not relate to Capital Commitments, Capital Contributions or Unfunded Capital Commitments and is not otherwise adverse to the Secured Parties’ interest under any Loan Document (as determined by the Administrative Agent) shall be deemed to be acceptable to the Administrative Agent;

(iv)    if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and
(v)    if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority satisfactory to the Administrative Agent in its reasonable discretion;
provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each approval under clause (a)(i) or clause (a)(ii) of this definition and each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date shall be reflected in the next updated Borrowing Base Certificates delivered to the Administrative Agent or Lenders, as applicable.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations of such Person to pay the deferred purchase price of property or services (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not yet paid after becoming due and payable, (y) expenses accrued in the ordinary course of business and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases;
(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and any banker’s acceptances issued for the account of any such Person;
(g)    all obligations of any such Person to repurchase any securities, which repurchase obligation is related to the issuance thereof;
(h)    all net obligations of such Person under any Hedge Agreements; and
(i)    all Guaranty Obligations of any such Person with respect to any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The term “Indebtedness” shall not include any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with GAAP or the equivalent thereof in the applicable jurisdiction.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning provided in Section 12.5(b).
“Initial Borrower” has the meaning provided in the Preamble hereto.
“Interest Option” means LIBOR or the Reference Rate.
“Interest Payment Date” means (a) with respect to any Reference Rate Loan, either (i) the LIBOR Rate Conversion Date (if such Reference Rate Loan is converted into a LIBOR Rate Loan pursuant to Section 2.3(g) and the accrued interest is not capitalized as provided in Section 2.3(g)) or (ii) the tenth (10th) calendar day of each calendar quarter (or the next succeeding Business Day if such day is not a Business Day) following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (b) with respect to any LIBOR Rate Loan in respect of which the applicable Borrower has selected Daily LIBOR, the tenth (10th) calendar day of each calendar quarter (or the next succeeding Business Day if such day is not a Business Day) following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (c) with respect to any LIBOR Rate Loan in respect of which the applicable Borrower has selected a one-month, two-month or three-month Interest Period, the last day of such Interest Period for such LIBOR Rate Loan (or the next succeeding Business Day if such day is not a Business Day); provided that the invoice for such payment shall be provided at least 3 Business Days ahead of the Interest Payment Date; (d) with respect to any LIBOR Rate Loan in respect of which the applicable Borrower has selected a six-month or, subject to availability, twelve-month Interest Period, the day corresponding to the date of the Borrowing of such LIBOR Rate Loan occurring each third calendar month during such Interest Period for such LIBOR Rate Loan (or the next succeeding Business Day if such day is not a Business Day); provided that the invoice for such payment shall be provided at least 3 Business Days ahead of the Interest Payment Date; (e) the Maturity Date; and (f) the date of any prepayment of any Loan made hereunder, as to the amount prepaid.
“Interest Period” means (a) with respect to any Reference Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Reference Rate Conversion Date pursuant to Section 2.3(g)) and ending on (and including) the last calendar day of such calendar quarter and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar quarter and ending on (and including) the last calendar day of such calendar quarter; (b) with respect to any Daily LIBOR Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related LIBOR Rate Conversion Date pursuant to Section 2.3(g) hereof) and ending on (and including) the last calendar day of such calendar quarter and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar quarter and ending on (and including) the last calendar day of such calendar quarter; and (c) with respect to any other LIBOR Rate Loan, the period commencing on (and including) the LIBOR Rate Conversion Date, if applicable, or the date of the initial purchase or funding of such Loan and ending on (but excluding) the corresponding date one week, one month, three months, six months or twelve months (subject to confirmation of availability by the applicable Lenders in the case of twelve months), as designated by the applicable Borrower(s) in the applicable Request for Borrowing; provided that:
(A)    any Interest Period with respect to any Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided further that if interest in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;
(B)    if interest in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(C)    in the case of any Interest Period for any Loans that commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) the Maturity Date and the duration of each Interest Period that commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Investment” means an “Investment” as that term is defined in the Constituent Documents of the Initial Borrower.
“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in any particular Investment pursuant to the Borrower Constituent Documents or such Investor’s Side Letter, where the Investor is entitled to such exclusion or excuse under the Borrower Constituent Documents or its Side Letter as a matter of right (i.e., not in the Initial Borrower’s discretion).
“Investment Manager” means Carlyle GMS Investment Management L.L.C., a Delaware limited liability company.
“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Initial Borrower as delivered to the Administrative Agent prior to the Closing Date, and as the same may be changed, altered, expanded, amended, modified, termination or restated from time to time in accordance with the definition of Permitted Policy Amendment.
“Investor” means any Person that is admitted to any Borrower (other than a Qualified Borrower) as a member, shareholder, limited partner, general partner or other equity holder in accordance with the applicable Constituent Documents of such Borrower. “Investors” means, where the context may require, all Investors, collectively.
“Investor Information” has the meaning provided in Section 12.16.
“IRS” means the United States Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.
“Joint Lead Arrangers” means Merrill Lynch and MUFG.
“Lender” means (a) Bank of America, in its capacity as lender and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof, and collectively, the “Lenders”.
“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.
“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.
“Letter of Credit Issuer” means Bank of America or any Affiliate thereof or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and is approved by the Borrowers.
“Letter of Credit Liability” means, at any time of determination, (a) the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus (b) the aggregate amount of the amount drawn under all Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.
“Letter of Credit Sublimit” means, at any time, an amount equal to twenty percent (20%) of the Maximum Commitment; provided that the aggregate face amount of Letters of Credit issued in Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.
“LIBOR” means:
(a)    for any interest rate calculation with respect to any LIBOR Rate Loan, at the option of the Borrowers, either:
(i)    Daily LIBOR (which, for the avoidance of doubt, shall be determined on each Business Day in accordance with the definition thereof and shall only be available for Loans denominated in Dollars), or
(ii)    the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in Dollars for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as published by Reuters (or any other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%); and

(b)    for any interest rate calculation with respect to a Reference Rate Loan, Daily LIBOR;
provided that, if more than one rate is published by Reuters (or such other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If for any reason the rate specified in the preceding clause (a) or (b) is not available, then “LIBOR” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which, as determined by the Administrative Agent in accordance with its customary practices for similarly situated Borrowers, deposits in Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m., London time: (x) in the case of Loans denominated in an Alternative Currency, on the date that is two (2) Business Days prior to the date such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected, or (y) in the case of Loans denominated in Dollars, on the same day such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to one month; provided that LIBOR shall, in no event, exceed the Reference Rate.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. If the calculation of LIBOR results in a LIBOR rate that is less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.
“LIBOR Rate Conversion Date” has the meaning provided in Section 2.3(g).
“LIBOR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on LIBOR.
“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) by member banks of the Federal Reserve System against: “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities that includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets that include LIBOR Rate Loans or Reference Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.
“Lien” means any lien, mortgage, security assignment, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Deficit” has the meaning provided in Section 2.3(f).
“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Letter of Credit Application, all Credit Link Documents, each Qualified Borrower Guaranty, each Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.
“Loans” means the groups of LIBOR Rate Loans and Reference Rate Loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement, plus all payments under a Letter of Credit made to the beneficiary named thereunder (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9.
“Management Agreement” means that certain Amended and Restated Investment Advisory Agreement dated as of September 15, 2017, between Borrower and the Investment Manager, as it may be amended or restated from time to time, as permitted hereunder.
“Margin Stock” has the meaning assigned thereto in Regulation U.
“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), financial condition, or business of the Borrowers taken as a whole; (b) the ability of any Borrower to perform its obligations under this Credit Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; (d) the obligation or the liability of the Intial Borrower to make calls for Capital Contributions under the Borrower Constituent Documents; or (e) the obligations of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to make Capital Contributions under the Borrower Constituent Documents with respect to their Unfunded Capital Commitments.
“Material Amendment” has the meaning provided in Section 9.6.
“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence and continuance of an Event of Default (c) thirty (30) days prior to the Capital Call Cut-Off Date; and (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.
“Maximum Commitment” means $300,000,000, as such amount may be (a) increased from time to time by the Borrowers pursuant to Section 2.15 or (b) reduced by the Borrowers pursuant to Section 3.6.
“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 101% of the Letter of Credit Liability ((or, with respect to any mandatory prepayment required pursuant to Section 3.5(b), the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Non-Conflicted Lenders” has the meaning described in Section 2.10.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.
“Non-Rated Included Investor” has the meaning provided in clause (a)(ii) of the definition of “Included Investor”.
“Non-Ratable Extension of Credit” has the meaning described in Section 2.10.
“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Notes; and “Note” means any one of the Notes.
“No Plan Asset Certificate” means, with respect to a Borrower, unless less than 25% of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, a certificate addressed to the Administrative Agent and signed by a Responsible Officer of such Borrower, stating that the underlying assets of such Borrower should not constitute Plan Assets because such Borrower otherwise meets an exception to holding Plan Assets under the Plan Asset Regulations.
“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and the other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon (including, without limitation, interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable), and attorneys’ fees, costs and expenses incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.
“OFAC” has the meaning provided in the definition of “Sanction”.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.
“Operating Company Opinion” means a written opinion of counsel to a Borrower as to its status as an Operating Company.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.
“Other Claims” has the meaning provided in Section 5.4.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).
“Parallel Fund” means each of the Borrowers identified as a “Parallel Fund” on Schedule I hereto, as amended, restated, modified or supplemented from time to time, and any other Parallel Fund.
“Parallel Fund Borrower” means each Parallel Fund that is identified as a “Borrower” on Schedule I hereto, together with any other Parallel Fund which becomes a Borrower under this Credit Agreement.
“Parallel Investment Vehicle” means a parallel or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created in accordance with the Constituent Documents of any Borrower.
“Participant” has the meaning provided in Section 12.11(d).
“Participant Register” has the meaning provided in Section 12.11(e).
“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been cancelled, withdrawn or funded by the applicable Investor.
“Permitted Liens” means (a) Liens to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (b) Liens for Taxes either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with Generally Accepted Accounting Principles, (c) Liens not attaching to any Collateral, (d) Liens on assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations and (e) Liens of the Account Bank holding the Collateral Accounts in the ordinary course of business, including those which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including for (d) and (e), the right of set-off).
“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that: (a) is approved in writing by the Administrative Agent, (b) is required by applicable law, rule, regulation or Governmental Authority, or (c) (i) does not affect the Initial Borrower’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Initial Borrower, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment, (ii) could not otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder and (iii) does not permit or allow any Borrower to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Borrower’s Constituent Documents as in effect on the Closing Date.
“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.
“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.
“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.
“Portfolio Assets” means, at any time, as to any Borrower, the following assets owned by such Person: (i) equity securities or interests (or options or warrants thereon) of any kind, (ii) debt securities or obligations (including loans or advances) of any kind, and (iii) any other Investments.

“Potential Default” means any condition, act or event that, with the giving of notice or lapse of time or both, would become an Event of Default.
“PPM” means any Private Placement Memorandum delivered to an Investor in connection with the offering of Common Stock by Borrower
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Obligations” means, as of any time of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate Letter of Credit Liability.
“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) outstanding of such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) of all Lenders.
“Proceedings” has the meaning provided in Section 7.9.
“Proposed Amendment” has the meaning provided in Section 9.6.
“Qualified Borrower” has the meaning provided in Section 6.3.
“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3.
“Qualified Borrower Letter of Credit Note” has the meaning provided in Section 6.3.
“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.
“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3.
“Rated Included Investor” has the meaning provided in clause (a)(i) of the definition of “Included Investor”.
“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity) from S&P or Moody’s.
“Ratable Share” means, with respect to any Lender on any date, the ratio of (a) the amount of the Commitment of such Lender to (b) the aggregate Commitment of all Lenders.
“Recipient” means (a) the Administrative Agent; (b) any Lender; and (c) the Letter of Credit Issuer, as applicable.
“Reference Rate” means the greatest of: (a) the Prime Rate plus the Applicable Margin; (b) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin; and (c) except during any period of time during which LIBOR is unavailable pursuant to Section 4.2 or 4.3, one month Adjusted LIBOR plus one hundred basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate.
“Reference Rate Conversion Date” has the meaning provided in Section 2.3(g).
“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate. All Reference Rate Loans shall be denominated in Dollars.
“Register” has the meaning provided in Section 12.11(c).
“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.
“Reg W Affiliate” shall mean (i) an Affiliate of the Administrative Agent or any Lender or (ii) a fund advised by the Administrative Agent, any Lender or any Affiliate thereof, as such fund’s investment advisor.
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates. For the avoidance of doubt, as it relates to a Borrower, the term “Related Parties” shall not include a portfolio company.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any

Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.
“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).
“Request for Borrowing” has the meaning provided in Section 2.3(a).
“Request for Letter of Credit” has the meaning provided in Section 2.8(b).
“Required Lenders” means, at any time the Lenders (other than the Defaulting Lenders) holding an aggregate Pro Rata Share of greater than or equal to fifty-one percent (51%) of the Maximum Commitment; provided that if at any time there is only one Lender party hereto, then “Required Lenders” means such Lender.
“Required Payment Time” means in immediately available funds (except to the extent any such excess is addressed by subsection (ii) below), as follows: (i) promptly, and in any event within two (2) Business Days, to the extent such funds are available in a Collateral Account of the Borrowers; and (ii) within twenty (20) Business Days of demand, to the extent that it is necessary for the Borrowers to issue a Capital Call to fund such required payment (and the Borrowers shall issue such Capital Calls (and shall pay such excess immediately after the Capital Contributions relating to such Capital Call are received)).
“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning provided in Section 11.9(a).
“Responsible Officer” means (a) in the case of a corporation, its president or any vice president or any other officer or the equivalent thereof (including a secretary or an assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of its general partner or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company; and (d) in the case of an exempted company, its director, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company, exempted company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.
“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Constituent Document of the applicable Borrower.
“Revaluation Date” means each of the following: (a) each date of a Borrowing or issuance of a Letter of Credit; (b) the date of any Exclusion Event; and (c) each other date on which any of the Administrative Agent or the Borrowers shall reasonably request.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of Loans and such Lender’s participation in the Obligations with respect to Letters of Credit at such time.
“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.
“Rollover Notice” has the meaning provided in Section 2.3.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction” or “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of the Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Entity” means any individual, entity, or group (a) listed in any Sanctions-related list of designated Persons maintained by the OFAC, or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom, (b) operating, organized or resident in a Sanctioned Country or (c) owned or controlled by any such Person.

“SEC” means the Securities and Exchange Commission.
“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Security Agreements” means, collectively, each Borrower Security Agreement.
“Side Letter” means any side letter executed by or on behalf of an Investor with any Borrower or the Investment Manager with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the Borrower Constituent Documents, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Sole Bookrunner” means Merrill Lynch.
“Solvent” means, with respect to any Borrower, as of any date of determination, that as of such date:
(a)    the fair value of the assets of such Borrower and, with respect to each Borrower, the aggregate Unfunded Capital Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Borrower;
(b)    the fair value of the assets of such Borrower and, with respect to each Borrower, the aggregate Unfunded Capital Commitments, are not less than the amount that will be required to pay the probable liability of the Borrowers on their debts as they become absolute and matured;
(c)    such Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and
(d)    such Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to each Borrower, the aggregate Unfunded Capital Commitments would constitute unreasonably small capital.
For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.
“Sovereign Designated Investor” means any Designated Investor that is a sovereign government or any agency, instrumentality or political subdivision of a sovereign government.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the private or state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.
“Spot Rate” for an Alternative Currency means the rate reasonably determined by the Administrative Agent or the Letter of Credit Issuer to be the spot rate for the purchase of such Alternative Currency with Dollars as published by Bloomberg on page CurncyFXIP (or such other equivalent page as may from time to time be in effect) at approximately 11:00 a.m. on the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Letter of Credit Issuer may obtain such spot rate from another commercially available source designated by the Administrative Agent or Letter of Credit Issuer if such spot rate is not available on Bloomberg.
“Stated Maturity Date” means October 3, 2020, subject to the Borrowers’ extension of such date under Section 2.14.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subscription Agreement” means a subscription agreement and any related supplement thereto executed by an Investor in connection with the subscription for a partnership, shares, units, common stock, membership or other equity interest in any Borrower, as applicable, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
“Syndication Agent” means MUFG.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Threshold Amount” means the lesser of (a) $50,000,000, and (b) ten percent (10%) of the aggregate Uncalled Capital Commitments at such time.
“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.
“Type of Loan” means a Reference Rate Loan or a LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time that governs creation or perfection (and the effect thereof) of security interests in any Collateral.
“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment.
“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Capital Commitment minus (a) any portion of such Investor’s Capital Commitment that is subject to a Pending Capital Call, including, for the avoidance of doubt an Investor’s “Unused Capital Commitment” as defined in the Borrower Constituent Documents, and (b) such Investor’s Capital Contributions to date.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“Unused Commitment Fee Rate” has the meaning set forth in the applicable Fee Letter.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.1(f).
“Withholding Agent” means any Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority (or other similar authority), the write-down and conversion powers of such EEA Resolution Authority (or other similar authority) from time to time under the Bail-In Legislation for the applicable EEA Member Country (or other applicable state), which write-down and conversion powers are described in the EU Bail-In Legislation Schedule (or other similar or analogous legislation or regulation).
1.2    Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;
(b)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(c)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(d)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(e)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns;
(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;
(h)    all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;
(i)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;
(j)    the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;
(k)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;
(l)    a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived (or otherwise remedied to the reasonable and good faith determination of the Lenders); and
(m)    section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3    Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.
1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.5    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.
1.7    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount that is drawn, reimbursed and no longer available under such Letter of Credit).
1.8    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

(b)    Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be.
1.9    Additional Alternative Currencies.The Borrowers may from time to time request that LIBOR Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of LIBOR Rate Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders, which approval shall be in their sole discretion; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Letter of Credit Issuer and all of the Lenders, which approval shall be in their sole discretion.
1.10    Defined Terms.Certain defined terms hereunder are defined by cross reference to the Borrower Constituent Documents and certain provisions of this Credit Agreement and the other Loan Documents reference particular sections of the Borrower Constituent Documents. With respect to any Borrower that joins the Credit Facility after the Closing Date in accordance with the terms hereof, such definitions and provisions with respect to such other Borrower shall be deemed to refer to the definitions and sections in such other Borrower’s Constituent Documents that correspond to the stated definitions and sections of the Borrower Constituent Documents.
1.11    Schedules and Exhibits.All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement.
1.12    Permitted Liens. Any reference in any of the Loan Documents to Liens permitted under this Credit Agreement or under any other Loan Document is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone any Lien created by any of the Loan Documents to any Liens permitted hereunder or under such other Loan Document.
Section 2.    REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1    The Commitment.
(a)    Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period: (i) to extend to the Borrowers a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars or in one or more other Alternative Currencies.
(b)    Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c), the Lenders shall not be required to advance any Borrowing, Continuation, or cause the issuance of any Letter of Credit hereunder if:
(i)    after giving effect to such Borrowing, Continuation, Conversion, or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) with respect to the issuance of any Letter of Credit only, the Dollar Equivalent of the Letter of Credit Liability would exceed the Letter of Credit Sublimit; provided, that the foregoing restriction shall only apply to the extent of the amount by which such Borrowing, Conversion, Continuation or Letter of Credit issuance would cause such excess; (C) the Dollar Equivalent of the Principal Obligations of any Lender would exceed the Commitment of such Lender; or (D) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; or
(ii)    the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Sections 6.2, 6.3 and 6.4, as applicable, have not been satisfied or waived.
(c)    Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the case of Section 2.1(b)(i) and Section 2.1(b)(ii), in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.
2.2    Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding up to the Dollar Equivalent of such Lender’s Commitment at any such time. Subject to the conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.2 shall be made in Dollars or in one or more other Alternative Currencies and shall be funded ratably by the Lenders in proportion to their Pro Rata Share. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.
2.3    Manner of Borrowing.

(a)    Request for Borrowing. The Borrowers shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 10:00 a.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan or LIBOR Rate Loan denominated in Dollars, or on the same day of the requested date of Borrowing if such Reference Rate Loan or LIBOR Rate Loan denominated in Dollars is less than or equal to $50,000,000, (y) at least one (1) Business Day prior to the requested date of Borrowing, in the case of a LIBOR Rate Loan denominated in Dollars that is calculated based on Daily LIBOR and (z) at least three (3) Business Days prior to the requested date of Borrowing, in the case of a LIBOR Rate Loan that is not calculated based on Daily LIBOR or a LIBOR Rate Loan denominated in an Alternative Currency; and (ii) must specify: (A) the amount of such Borrowing; (B) the currency of the Borrowing; (C) the Interest Option; and (D) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 10:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3 and/or Section 6.4, have been satisfied or waived on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.
(b)    Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.2, 6.3 and 6.4, as applicable,.
(c)    Request for Borrowing Revocable. Each Request for Borrowing completed and signed by the Borrowers in accordance with Section 2.3(a) shall be revocable by such Borrower so long as such revocation is received by the Administrative Agent no later than one (1) Business Day prior to the requested date of Borrowing, and the Borrowers shall indemnify each Lender against any cost, loss or expense (other than loss of margin or spread) incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrowers to complete such requested Borrowing, including any cost, loss or expense (other than loss of margin or spread) actually incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.
(d)    [Reserved]

(e)    Lender’s Commitment. Each Lender shall make each requested Loan, in accordance with its Pro Rata Share thereof, in Same Day Funds in the applicable currency. Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or the Borrowers with funds in connection with a Loan in an amount that would result in the sum of the Dollar Equivalent of the Loans then funded by it plus such Lender’s Pro Rata Share of the Dollar Equivalent of the Letter of Credit Liability exceeding its Commitment then in effect.
(f)    Defaulting Lender. If, by 1:00 p.m. on any funding date, one or more Lender fails to make its share of any Loan in the applicable currency available to the Administrative Agent (the aggregate amount not so made available to the Administrative Agent being herein called in either case the “Loan Deficit”), then the Administrative Agent shall, by no later than 1:30 p.m. (x) with respect to a Loan Deficit in Dollars, on the applicable funding date and (y) with respect to a Loan Deficit in an Alternative Currency, within three (3) Business Days from the applicable funding date, provided that no Event of Default or Potential Default has occurred and is continuing, instruct each other Lender to pay, by no later than 2:00 p.m. on such date, in immediately available funds, to the account designated by the Administrative Agent, an amount equal to the lesser of: (i) such other Lender’s proportionate share (based upon the relative Commitments of the other Lenders) of the Loan Deficit; and (ii) its unused Commitment. A Defaulting Lender (or any Lender whose failure to fund creates a Loan Deficit whether or not such Lender is a Defaulting Lender) shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the other Lenders all amounts paid by each such other Lender on behalf of such Defaulting Lender (or such other Lender, as applicable), together with interest thereon, for each day from the date a payment was made by each such other Lender until the date such other Lender has been paid such amounts in full, at a rate per annum equal to the Default Rate, which amounts shall be applied in accordance with Section 12.11(b)(ix) hereof.
(g)    Conversions. The applicable Borrowers shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Rate Conversion Date”), to convert such Reference Rate Loan to a LIBOR Rate Loan; and (ii) any LIBOR Rate Loan, on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Rate Loan to a Reference Rate Loan; provided that the Borrowers shall, on such Reference Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) Business Days prior to such LIBOR Rate Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent. Each Conversion Notice shall be revocable; provided that any Borrower shall indemnify the Lenders against any loss or expense (other than loss of margin or spread) actually incurred by such Lender. A request of the Borrowers for a Conversion of a Reference Rate Loan into a LIBOR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.
(h)    Continuations. No later than 11:00 a.m. at least three (3) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan, the applicable Borrowers shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) (the “Rollover Notice”) whether they desire to renew such LIBOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrowers with respect to such Rollover. Each Rollover Notice shall be revocable and effective upon notification thereof to the Administrative Agent; provided that any Borrower shall indemnify the Lenders against any loss or expense (other than loss of margin or spread) actually incurred by such Lender. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, the Borrowers shall be deemed to have elected the Reference Rate as the Interest Option with respect to such Loan. Any Rollover is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Rollover.
(i)    Tranches. Notwithstanding anything to the contrary contained herein, no more than twenty-five (25) LIBOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.
(j)    Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest, and the Administrative Agent shall provide a copy of the Borrowing Base Certificate received to all Lenders. In addition to the foregoing, the Administrative Agent shall promptly notify each Lender of a revocation of a Request for Borrowing, a Conversion Notice or a Rollover Notice.
2.4    Minimum Loan Amounts. Each LIBOR Rate Loan shall not be less than $1,000,000 (or such smaller amount as may be agreed by the Administrative Agent in its sole discretion) for each Loan; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(c) or that is equal to the amount of any unused commitment fees or interest payment that is permitted to be capitalized as a Capitalized Unused Commitment Fee Loan or Capitalized Interest Loan, as applicable, in accordance with Section 2.14(b) or Section 3.3(c) hereof, as applicable. Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.
2.5    Funding. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 10:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in Same Day Funds in the applicable currency, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent not later than 1:00 p.m. on the borrowing date or, if requested by the Borrowers in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender cannot provide Same Day Funds to the Administrative Agent, the Administrative Agent shall front such funds to the applicable Borrower; provided that notice of such Borrowing is provided to the Administrative Agent by no later than 10:00 a.m. on the date thereof; provided further that the Same Day Funds that are fronted are not in excess of the Administrative Agent’s Commitment as a Lender. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the Borrowers a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.
2.6    Interest.
(a)    Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.
(b)    Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan (other than LIBOR Rate Loans denominated in Sterling) and Reference Rate Loan bearing interest based off LIBOR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off LIBOR) and LIBOR Rate Loan denominated in Sterling shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.
(c)    Default Rate. If a payment Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all overdue Obligations shall bear interest, after as well as before judgment, at the Default Rate until such amount is paid; provided that the Required Lenders may elect, in their sole discretion, to have all Obligations bear interest, after as well as before judgment, at the Default Rate.
2.7    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.
2.8    Letters of Credit.
(a)    Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in one or more other Alternative Currencies and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) shall not exceed the Available Commitment as of such date; (ii) the Dollar Equivalent of the Letter of Credit Liability shall not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $500,000 (or such smaller amount as may be agreed by the Letter of Credit Issuer in its discretion); (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal/extension for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date without the Letter of Credit Issuer’s consent, in its sole discretion, or, if the Borrowers comply with Section 2.8(h), within one (1) year after the Stated Maturity Date; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (vi) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the

Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Letter of Credit Issuer in good faith deems material to it; (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit; (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer; (D) such Letter of Credit is to be denominated in a currency other than Dollars (but only to the extent that the applicable Letter of Credit Issuer is unable to fulfill such requested issuance in such non-Dollar currency); or (E) the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.
(b)    Request for Letter of Credit. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in substantially the form of Exhibit F hereto (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:
(i)    as of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents (other than those set forth in Section 7.8 hereof which shall be replaced with the condition in Section 6.2(b) hereof) are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);
(ii)    as of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Available Commitment as of such date, and the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit;
(iii)    as of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) for Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and

(iv)    all conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied or waived by the Lenders as of the date of such issuance.
(c)    Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.13; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.4; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.
(d)    Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section 2.8(d) or with funds from other sources), in Same Day Funds in the applicable currency, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs, expenses and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan if in Dollars and a LIBOR Rate Loan with a one month Interest Period if in an Alternative Currency; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2, 6.3 and/or 6.4, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.
(e)    Borrower Inspection. The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers shall immediately notify the Letter of Credit Issuer of the same in writing. The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of Letter of Credit Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(d) except to the extent determined by a court of competent jurisdiction to be grossly negligent or willful misconduct. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers pay to the Administrative Agent for deposit in a segregated interest-bearing Cash Collateral Account, as security for the Obligations, an amount equal to the Minimum Collateral Amount. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.
(h)    Cash Collateral. (i) If, as of the Maturity Date, any Letters of Credit for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of any other circumstances under this Credit Agreement or the other Loan Documents requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers shall promptly, but in any event no later than thirty (30) days prior to the Maturity Date, Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.8(g)(ii) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.8(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.8(h) shall be in currencies of the related Letters of Credit. Cash Collateral held in the Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in the Cash Collateral Account pursuant to this Section 2.8(h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in the Cash Collateral Account as security in respect of the Letter of Credit Liability.
(i)    Lenders’ Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall continue in all respects, the Lenders shall be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.13, and the Lenders shall continue to be obligated to fund any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).
2.9    Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8, and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Note or any Qualified Borrower Guaranty, together with all interest, costs, expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent shall notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.
2.10    Use of Proceeds, Regulation W, Letters of Credit and Qualified Borrower Guaranties. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes expressly permitted under the Constituent Documents of each Borrower and any applicable Side Letters. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Borrower or any applicable Side Letters. Nothing, including, without limitation, any Borrowing, any Continuation, any issuance of any Letter of Credit, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any Investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower or any applicable Side Letters. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall to the actual knowledge of a Responsible Officer thereof use the proceeds of any Borrowing hereunder to purchase any asset or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to the actual knowledge of a Responsible Officer thereof, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Lender or Affiliate thereof. If a Lender determines that the use of any proceeds of any requested Borrowing or Letter of Credit contemplates the purchase of securities from a Lender or any of its Reg W Affiliates or could otherwise reasonably be expected to result in such Lender’s (the “Conflicted Lender”) non-compliance with Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W, such Lender’s Ratable Share of such requested Borrowing or Letter of Credit (as applicable) shall be reallocated pro rata to the other Lenders (such other Lenders, the “Non-Conflicted Lenders”) to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Conflicted Lender to exceed such Non-Conflicted Lender’s Commitment and such Non-Conflicted Lenders shall fund such requested Borrowing and participate in any such requested Letter of Credit (each a “Non-Ratable Extension of Credit”) based on such reallocation but otherwise consistent with Section 2.5; provided that if there are two or more Conflicted Lenders with respect to any requested Borrowing or Letter of Credit (as applicable), the Non-Conflicted Lenders, with respect to such requested Borrowing or Letter of Credit, shall not be obligated to fund more than their respective Ratable Shares of such Borrowing or Letter of Credit and shall not be obligated to fund any Non-Ratable Extension of Credit.
2.11    Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter. The Borrowers shall pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.
2.12    Unused Commitment Fee.
(a) In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the Unused Commitment Fee Rate on the Commitment of the Lenders that was unused (through the extension of Loans or the issuance of Letters of Credit), in either case calculated on the basis of actual days elapsed in a year consisting of 360 days, payable in arrears on the tenth (10th) calendar day of each calendar quarter for the unused commitment fees accruing during the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on a daily basis. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes. Unused commitment fees shall be payable in Dollars.
(b) Notwithstanding anything in this Credit Agreement to the contrary, if a Borrower notifies the Administrative Agent not later than 11:00 a.m. (New York time) three (3) Business Days prior, or such shorter timeframe as the Administrative Agent may agree in its sole discretion, to any payment date for unused commitment fees pursuant to Section 2.12(a) above that it elects to capitalize such fees as a Loan by delivering a notice (which may be by e-mail) to the effect thereof, then the amount of such fees shall be capitalized and deemed to be a Loan under this Credit Agreement (each such Loan, a “Capitalized Unused Commitment Fee Loan”); provided that on any such payment date for unused commitment fees pursuant to Section 2.12(a) above, (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) each of the representations and warranties set forth herein shall be true and correct in all material respects on and as of such date, with the same force and effect as if made on and as of such date (except to the extent of changes and facts or circumstances that have been disclosed to the Lenders in writing and do not constitute an Event of Default or to the extent such representations and warranties expressly relate to an earlier or specific date), and (iii) such Borrower has availability hereunder to give effect to such Capitalized Unused Commitment Fee Loan. Capitalized Unused Commitment Fee Loans shall not be subject to the minimum and multiple amount limitations in Section 2.4 hereof. Unless otherwise specified by the Borrowers in writing, any such Capitalized Unused Commitment Fee Loan shall become part of the existing Loan upon which it is capitalized, on the same terms and conditions as such existing Loan. In connection with any notice delivered by the Borrowers pursuant to this Section

2.12(b) in connection with a Capitalized Unused Commitment Fee Loan, the Borrowers shall not be obligated to deliver a Borrowing Base Certificate attached thereto.
2.13    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the tenth calendar day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer, (i) a Fronting Fee and (ii) all reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. Letter of Credit fees shall be payable in Dollars.
2.14    Extension of Maturity Date. The Borrowers shall have two options to extend the Stated Maturity Date then in effect for 364 days (for each extension option), subject to satisfaction or waiver by the Lenders of the following conditions precedent:
(a)    each of the Administrative Agent and the new or extending Lenders consent to the extension in their sole discretion;
(b)    the Borrowers shall have paid an extension fee in the amount of twenty basis points (0.20%) of the Maximum Commitment for each extension, to the Administrative Agent for the benefit of the new or extending Lenders;
(c)    no Event of Default or Potential Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;
(d)    as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition; and
(e)    the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days (or such shorter timeframe agreed to by the Administrative Agent in its sole discretion) prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender).

2.15    Increase in the Maximum Commitment.
(a)    Request for Increase. Provided there exists no Event of Default or Potential Default and no Event of Default or Potential Default would result from such Facility Increase, and subject to compliance with the terms of this Section 2.15, the Borrowers may increase the Maximum Commitment to an aggregate amount not exceeding $750,000,000. Such increase may be done in one or more requested increases, in a minimum amount of $20,000,000, and in $1,000,000 increments (each such increase shall be referred to herein as a “Facility Increase”). Subject to compliance with Section 2.15(c) below, no consent of the Administrative Agent or Lenders shall be required.
(b)    Effective Date. Within ten (10) days (or such shorter timeframe agreed to by the Administrative Agent in its sole discretion) of the receipt of a request from the Borrower to increase the Maximum Commitment, the Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) and shall notify the Borrowers and the Lenders of the Increase Effective Date.
(c)    Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:
(i)    each new or increasing Lender consents to the Facility Increase in its sole discretion;
(ii)    the related Borrowers shall, not later than the tenth (10th) Business Day prior (or such shorter timeframe agreed to by the Administrative Agent in its sole discretion) to the Increase Effective Date, deliver to the Administrative Agent a Facility Increase Request and concurrently with the Increase Effective Date, resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of each Borrower that such resolutions are true and correct copies thereof and are in full force and effect;
(iii)    no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;
(iv)    as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition; and
(v)    on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee.

For the avoidance of doubt, any Facility Increase shall be on the same terms as contained herein with respect to the Credit Facility.
(d)    Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay or capitalize (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.
Section 3.    PAYMENT OF OBLIGATIONS
3.1    Revolving Credit Notes. Any Lender may request that its Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.
3.2    Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date in the currency of the related Loan or Letter of Credit.
3.3    Payment of Interest.
(a)    Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s Account described in Section 3.4, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers.
(b)    Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in the currency of the related Loan or Letter of Credit in arrears (i) on each Interest Payment Date, (ii) on each other date of any reduction of the Principal Obligation hereunder, with respect to the portion of the Principal Obligation so repaid, and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in the currency of the related Loan or Letter of Credit in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(c)    Capitalization of Interest. Notwithstanding anything in this Credit Agreement to the contrary, if a Borrower notifies the Administrative Agent no later than 11:00 a.m. (New York time) three (3) Business Days prior to any Interest Payment Date that it elects to capitalize such interest by delivering a notice (which may be by electronic mail) to the effect thereof, then the amount of such interest shall be capitalized and deemed to be a Loan under this Credit Agreement (each such Loan, a “Capitalized Interest Loan”), so long as: (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) each of the representations and warranties set forth herein shall be true and correct in all material respects (except to the extent related to an earlier date), and (iii) such Borrower has availability hereunder to give effect to the capitalization of such interest on such Interest Payment Date. Capitalized Interest Loans shall not be subject to the minimum and multiple amount limitations in Section 2.4 hereof. Unless otherwise specified by the Borrowers in writing, any such Capitalized Interest Loan shall become part of the existing Loan upon which it is capitalized, on the same terms and conditions as such existing Loan. In connection with any notice delivered by the Borrowers pursuant to this Section 3.3(c) in connection with a Capitalized Interest Loan, the Borrowers shall not be obligated to deliver a Borrowing Base Certificate attached thereto.
3.4    Payments on the Obligations.
(a)    Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made (in the currency of the related Loan or Letter of Credit) without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers with notice before

1 p.m. and receipt by the Administrative Agent before 3:00 p.m. in federal or other immediately available funds to the Administrative Agent at account number 001291068205 at Bank of America, N.A., ABA No. 026009593, reference “TCG BDC Facility”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 3:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds.
(b)    Lender Payments. Each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.
(c)    Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.
3.5    Prepayments.
(a)    Voluntary Prepayment. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (a) such notice must be received by the Administrative Agent not later than 11:00 a.m.: (i) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Dollars, (ii) four (4) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Alternative Currencies, and (iii) one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (b) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such payment is not made, the prepayment notice shall be deemed revoked. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4 (including under Section 4.5 in the event of any failure or revocation of such payment). Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.
(b)    Mandatory Prepayment.
(i)    Excess Loans Outstanding. If, on any day, the Dollar Equivalent of the Principal Obligations exceed the Available Commitment (including, without limitation, as a result of an Exclusion Event), then the Borrowers shall pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)) by the Required Payment Time. Each Borrower hereby agrees that after the Required Payment Time, the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full. After any withdrawal of funds from any Borrower Collateral Account as contemplated in this Section 3.5(b)(i), the Administrative Agent shall promptly deliver written notice of such withdrawal to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such withdrawal.
(ii)    Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrowers shall Cash Collateralize by the Required Payment Time such excess in the currency of the related Letter of Credit with the Administrative Agent, when required pursuant to the terms of Section 3.5(b), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon: (A) a change in circumstances such that the Dollar Equivalent of the Principal Obligations no longer exceed the Available Commitment; or (B) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, so long as no Event of Default or Potential Default has occurred and is continuing, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.
(iii)    Excess Alternative Currency Obligations Outstanding. If, on any day, the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies exceed 103% of the Alternative Currency Sublimit then the Borrowers shall promptly pay by the Required Payment Time without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in Same Day Funds.

3.6    Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction three (3) Business Days prior, or such shorter timeframe as the Administrative Agent may agree in its sole discretion, to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (a)(i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3; provided that, (x) the Maximum Commitment may not be terminated or reduced such that, the Available Commitment would be less than the Dollar Equivalent of the aggregate stated amount of outstanding Letters of Credit and (y) such written notice of termination or reduction of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case, such notice may be revoked by the Borrowers if such condition is not satisfied (subject to payment of any amounts due pursuant to Section 4.5); and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.8(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, upon the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to the applicable Borrowers any amounts remaining in any cash collateral account; provided that, so long as no Event of Default or Potential Default exists, to the extent individual Letters of Credit expire, the Administrative Agent will return to the Borrowers the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $10,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $50,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.
3.7    Applicable Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Applicable Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Applicable Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8    Joint and Several Liability. Each Borrower (other than any Qualified Borrower) acknowledges, agrees, represents and warrants the following:
(a)    Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.
(b)    Combined Liability. Notwithstanding the foregoing, the Borrowers (other than any Qualified Borrower) shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.
(c)    Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law. For the avoidance of doubt, notwithstanding any other provision of this Credit Agreement, each Qualified Borrower is liable only for its payment obligations under its Qualified Borrower Note and is not liable for any other Obligations on any basis. All Loans and Letters of Credit provided to a Qualified Borrower hereunder shall be guaranteed only by the applicable Borrower or Borrowers in accordance with the applicable Qualified Borrower Guaranty, and such Borrower or Borrowers shall be jointly and severally liable with such Qualified Borrower for the full amount of the Loans and Letters of Credit and other Obligations of such Qualified Borrower.
(d)    For the avoidance of doubt, notwithstanding any other provision of this Credit Agreement, each Qualified Borrower is liable only for its payment obligations under its Qualified Borrower Note and is not liable for any other Obligations on any basis.
Section 4.    CHANGE IN CIRCUMSTANCES

4.1    Taxes.
(a)    Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Notice of Non-Excluded Taxes. The Borrowers shall promptly, upon becoming aware that it must deduct or withhold any non-United States federal Tax on a payment under a Loan Document (or that there is any change in the rate or the basis of a non-United States federal Tax required to be deducted or withheld), notify the Administrative Agent accordingly. Similarly, any other Lender or Agent shall notify the Administrative Agent on becoming so aware in respect of a payment payable to such Lender or Agent, as applicable. If the Administrative Agent receives such notification from a Lender or Agent it shall notify that Borrower.
(d)    Other Taxes. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(e)    Indemnification. (f) The Borrowers shall, jointly and severally, indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1(e)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)    Each Lender and Agent (other than the Administrative Agent) shall severally indemnify the applicable Borrower and the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the

Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e)(ii).
(g)    Prescribed Forms.
(i)    Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Recipient that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI or W-8EXP;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Recipient shall deliver to such Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(E)    On or before the date Bank of America (or any successor or supplemental Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver either (i) W-9 (or any successor forms) or (ii) a U.S. branch withholding certificate on Internal Revenue Service Form W-8IMY (or any successor forms) (with respect to amounts received on account of any Lender) and Internal Revenue Service Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, any Borrower Party that is a “United States person” (as defined in Section 7701(a)(30) of the Code) will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification,

or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)    Selection of Applicable Lending Office. If any Borrower is or is likely to be required to pay additional amounts to or for the account of any Lender or Agent to this Section 4.1, then such Lender or Agent shall agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if applicable, so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the good faith judgment of such Lender or Agent, is not otherwise materially disadvantageous to such Lender or Agent.
(i)    Evidence of Payment. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(j)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits elected by such Person in lieu of a cash refund) of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(i), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(k)    Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
4.2    Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any

Alternative Currency or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations or to convert Loans accruing interest calculated by reference to LIBOR (whether denominated in Dollars or any Alternative Currency) to be Loans calculated by reference to the Reference Rate (unless the Reference Rate is also calculated based off LIBOR in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Reference Rate Loans (with an interest rate that shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Reference Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Reference Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon the prepayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
4.3    Inability to Determine Rates. If the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits (whether in Dollars or any Alternative Currency) are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any LIBOR Rate Loan; (b) adequate and reasonable means do not exist for determining LIBOR; or (c) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan (whether denominated in Dollars or any Alternative Currency), then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR, provided that this will not relieve the Lenders obligations to fund loans not based on LIBOR or continue existing loans which interest rates will be determined pursuant to the following sentence or as otherwise agreed between the Borrower and the Administrative Agent. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that LIBOR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period, or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR; provided that,

(x) if the forgoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to the lower of Reference Rate Loans or cost of funds rate Loans if denominated in Dollars or cost of funds rate Loans if denominated in an Alternative Currency only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing.
4.4    Increased Cost and Reduced Return; Change in Requirements of Law.
(a)    If after the Closing Date (x) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, (y) any guidance, request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) compliance, application or implementation by any Affected Party with the foregoing subclauses (x) or (y) or any Existing Law:
(i)    imposes or modifies or deems applicable any reserve, fee, tax, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, any liabilities of or any credit extended by, any of the Affected Party in respect of or in connection with this Credit Agreement;
(ii)    has the effect of reducing an Affected Party’s rate of return in respect of this Credit Agreement on such Affected Party’s capital to a level below that which such Affected Party would have achieved but for the occurrences set forth in this subsection (a);
(iii)    subjects any Affected Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(iv)    affects or would affect the amount of the capital required to be maintained by such Affected Party; or
(v)    causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement;
and the result of any of the foregoing is to impose a material cost on, or increase the cost to, any Affected Party of its commitment under any Loan Document or of purchasing, maintaining or funding any interest acquired under any Loan Document, or to reduce the amount of any sum received or receivable by such Affected Party hereunder (whether of principal, interest or any other amount), then, upon written demand, the Borrowers shall pay to the Administrative Agent for the account of such Affected Party such additional amounts as will compensate such Affected Party for such new or increased cost incurred or reduction suffered.
4.5    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss (but not lost profits), cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under this Credit Agreement; (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan; (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement; or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.
4.6    Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. A certificate of an Affected Party setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in Section 4.4(a) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. This Section 4.6 shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems to be confidential) to the Borrowers or any other Person. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR. A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities (it being understood that such claims between similarly situated borrowers take into account consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).
4.7    Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a Applicable Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.4) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment shall result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
4.9    Euro Event. In the event that the Euro is no longer used as the common currency of the European Union (such event, a “Euro Event”), each Borrower shall either: (a) repay all Euro denominated Loans made to it (and Cash Collateralize all Euro denominated Letters of Credit issued for its account) in Dollars or an Alternative Currency other than Euro (in either case based on the applicable Spot Rate on the date of such repayment) or (b) convert such Loans to (or replace such Letters of Credit with those denominated in) Dollars or an Alternative Currency other than Euro, in each case within thirty (30) days of request after such Euro Event by any affected party to take such actions.
Section 5.    SECURITY
5.1    Liens and Security Interest.
(a)    Capital Commitments and Capital Calls. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Borrowers, each to the extent of their respective interests therein, shall grant by way of pledge and, as applicable, assignment by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive, perfected security interest and Lien in and on the Collateral pursuant to the Security Agreements, the related financing statements and the other related documents.
(b)    Reliance. The Borrowers agree that the Administrative Agent, the Letter of Credit Issuer and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Borrowers and notwithstanding any compromise of any such Capital Commitment by any Borrower after the Closing Date as provided in 6 Del. C. §17-502(b)(1).
The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2    The Collateral Accounts; Capital Calls.
(a)    The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Borrower (other than a Qualified Borrower) shall require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, to the extent not funded directly by the Investors into the respective Borrower Collateral Account, each of the Borrowers (other than a Qualified Borrower) shall promptly, but within five (5) Business Days of receipt thereof, deposit into its respective Collateral Account any payments and monies that such Borrower receives directly from Investors as Capital Contributions.
(b)    Use of the Collateral Accounts. The Borrowers may withdraw funds from the Collateral Accounts only in compliance with Section 9.18. Upon the occurrence of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts.
(c)    No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, the Letter of Credit Issuer or any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by any Borrower. None of them shall be required to refer to the Constituent Documents of any Borrower, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Borrower or the Investment or use of the proceeds thereof.
(d)    Capital Calls and Disbursements from Collateral Accounts. The Borrowers shall issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, to charge from time to time the Collateral Accounts, and any other accounts of any Borrower maintained at any Secured Party (including the Cash Collateral Account), for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers.
(e)    No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

(f)    Account Bank.
(i)    If the applicable Account Bank with respect to any Collateral Account ceases to be Bank of America or an Eligible Institution, each Borrower, as applicable, shall have thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) following notice from the Administrative Agent to (A) move its Collateral Account to a replacement Account Bank that is either Bank of America or an Eligible Institution and (B) enter into a Control Agreement, in form and substance satisfactory to the Administrative Agent with respect to such Collateral Account.
(ii)    If an Account Bank requests to terminate a Control Agreement, each Borrower, as applicable, shall (A) promptly, but in any event no later than two (2) Business Days (or such later date as the Administrative Agent may agree in its sole discretion), notify the Administrative Agent of such request and (B) within fifteen (15) days (or such later date as the Administrative Agent may agree in its sole discretion) of such request, open a new collateral account that is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent with a replacement Account Bank that is either Bank of America or an Eligible Institution.
(iii)    Each Borrower, as applicable, may upon thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice to the Administrative Agent, designate a replacement Account Bank that is either Bank of America or an Eligible Institution and open a new deposit account constituting its Collateral Account at such replacement Account Bank; provided that the applicable Borrower shall, concurrently with any such change in the Account Bank, execute and deliver a Control Agreement, in form and substance satisfactory to the Administrative Agent with respect of such new Collateral Account.
Notwithstanding anything to the contrary contained in this Credit Agreement, but subject to this Section 5.2(f), it is expressly understood and agreed that each Collateral Account shall, at all times, be subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrower, as applicable.
5.3    Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4    Subordination. During the continuance of a Cash Control Event and if there are Obligations outstanding hereunder, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Borrower, Investor or the Investment Manager whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”). All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Borrower agrees to take such actions as are necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the foregoing, so long as no Potential Default under Section 10.1(h) or (i) or Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) (each, a “Bankruptcy Event”) has occurred and is continuing, the Investment Manager shall be entitled to receive investment management fees payable to it pursuant to the applicable Management Agreement (as in effect as of the Closing Date). The Investment Manager acknowledges and agrees that at any time a Bankruptcy Event has occurred and is continuing, the payment of any and all management or other fees due and owing to it from any Borrower shall be subordinated to and inferior in right and payment to the Obligations in all respects as set forth herein.
Section 6.    CONDITIONS PRECEDENT TO LENDING
6.1    Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents, and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
(a)    Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;
(b)    Note. A Note duly executed and delivered by the Initial Borrower (if requested by the Lender) in accordance with Section 3.1 (it is understood that Bank of America is not requesting a Note on the Closing Date);
(c)    Security Agreement. The Borrower Security Agreement duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;
(d)    Collateral Account Pledge. The Collateral Account Pledge, duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;
(e)    Control Agreement. The Control Agreement, duly executed and delivered by the parties thereto;

(f)    Filings.
(i)    Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of each Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and
(ii)    Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ first priority Lien in the Collateral;
(g)    Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, in the form of Exhibit K;
(h)    Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, together with certificates of existence and good standing (or other similar instruments) of the Initial Borrower, in each case certified by a Responsible Officer of the Initial Borrower, to be correct and complete copies thereof and in effect on the date hereof and in each case satisfactory to the Administrative Agent in its sole discretion;
(i)    Authority Documents. Certified resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;
(j)    Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person (the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate);
(k)    Opinions. A customary written opinion or opinions of (i) Latham & Watkins LLP, New York counsel to the Initial Borrower and (ii) Venable LLP, Maryland counsel to the Initial Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(l)    Investor Documents. With respect to Investors, a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable) and Credit Link Document, if applicable;
(m)    ERISA Status. With respect to each Borrower, a No Plan Asset Certificate;
(n)    Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate, in the form of Exhibit A, dated the Closing Date;
(o)    Collateral Accounts. Evidence that the Collateral Accounts have been established;
(p)    “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that each of the Borrowers has become KYC Compliant; and
(q)    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter(s), and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing.
6.2    Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:
(a)    Representations and Warranties. The representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders and do not constitute an Event of Default or a Potential Default under this Credit Agreement or any other Loan Document), and (ii) are already qualified by materiality, in which case they shall be true and correct in all respects, and except that for purposes of this Section 6.2(a), the representations and warranties contained in Section 7.6 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1(a);
(b)    No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit that constitutes an Event of Default or a Potential Default;

(c)    Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;
(d)    No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, no Borrower has knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit;
(e)    Letter of Credit Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower;
(f)    Available Commitment. As applicable, (i) after giving effect to the proposed Borrowing, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and (ii) after giving effect to the issuance of the requested Letter of Credit, the Dollar Equivalent of the Letter of Credit Liability will not exceed the Available Commitment as of such date or the Letter of Credit Sublimit on such date; and
(g)    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, including the fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing; provided that any fees or other amounts of a non‑legal nature due and payable by a Borrower on or prior to the date of such Borrowing or issuance of Letter of Credit, as applicable, which do not in the aggregate exceed $2,000 may be paid by the Borrowers within a reasonable period of time after such Borrowing or issuance of Letter of Credit, as applicable.
6.3    Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice (or such shorter time as the Administrative Agent may agree in its sole discretion) and each of the following:
(a)    Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) such entity shall be one in which a Borrower owns a direct or indirect ownership interest, or through which a Borrower will acquire an Investment, the indebtedness of which entity can be guaranteed by the applicable Borrower under its Constituent Documents (a “Qualified Borrower”); (ii) the provisions of this Section 6.3 shall be satisfied; and (iii) the Lenders shall have consented to the addition of such Qualified Borrower in their discretion (such discretion not to be unreasonably withheld);

(b)    Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J hereto (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Qualified Borrower Guaranties”), and enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;
(c)    Qualified Borrower Note. In the event that any Qualified Borrower has not previously done so, upon the request of the Administrative Agent, such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I hereto (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Qualified Borrower Guaranties, payable to the Administrative Agent, for the benefit of the Secured Parties in the principal amount of its related Obligations;
(d)    Qualified Borrower Letter of Credit Note. The Obligations of each Qualified Borrower in connection with each Letter of Credit issued hereunder shall be evidenced by a letter of credit note in the form of Exhibit J hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Qualified Borrower Guaranties, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith);
(e)    Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(f)    Incumbency Certificate. The Administrative Agent shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower, which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person (the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate);
(g)    Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a customary written opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(h)    Opinion of Counsel to the Borrowers. The Administrative Agent shall have received a customary written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance reasonably satisfactory to the Administrative Agent;
(i)    “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;
(j)    Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;
(k)    ERISA Status. With respect to the initial advance to such Qualified Borrower only, a no Plan Asset Certificate of such Qualified Borrower; and
(l)    Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Qualified Borrower joinder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing.
Upon the satisfaction of the requirements of this Section 6.3 described above, such Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.
6.4    Addition of AIV Borrowers, Parallel Fund Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed AIV Borrower, Parallel Fund Borrower, as applicable, hereunder or to cause the issuance of a Letter of Credit to a proposed AIV Borrower, Parallel Fund Borrower, as applicable, is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice (or such shorter time as the Administrative Agent may agree in its sole discretion) and each of the following:
(a)    Approval of AIV Borrower, Parallel Fund Borrower. In order for an entity to be approved as an AIV Borrower, a Parallel Fund Borrower, as applicable, (i) the Borrowers must obtain the written consent of each Lender, such consent not to be unreasonably withheld; (ii) such entity shall be either an Alternative Investment Vehicle or a Parallel Investment Vehicle, as applicable, of a Borrower; and (iii) the provisions of this Section 6.4 shall be satisfied;
(b)    Joinder and Security of New Borrower Obligations. The AIV Borrower or Parallel Fund Borrower and their general partners shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by the Borrower at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral

Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;
(c)    Borrower Note. Upon the request of the Administrative Agent, such AIV Borrower, Parallel Fund Borrower, as applicable, shall execute and deliver a promissory note, in the form of Exhibit B;
(d)    Authorizations of Borrower. The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(e)    Responsible Officer Certificates. A certificate from a Responsible Officer of each AIV Borrower or Parallel Fund Borrower, as applicable, in the form of Exhibit K;
(f)    Constituent Documents. True and complete copies of the Constituent Documents of such AIV Borrower or Parallel Fund Borrower, as applicable, together with certificates of existence and good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;
(g)    ERISA Status. With respect to the initial advance to such AIV Borrower or Parallel Fund Borrower only, a No Plan Asset Certificate of such AIV Borrower or Parallel Fund Borrower;
(h)    Incumbency Certificate. The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, a signed certificate of a Responsible Officer of such Borrower which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Borrower, together with the true signatures of each such Person (the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate);
(i)    Opinion of Counsel to AIV Borrower or Parallel Fund Borrower. The Administrative Agent shall have received a customary written opinion of counsel for the AIV Borrower or Parallel Fund Borrower, as applicable, in form and substance satisfactory to the Administrative Agent;

(j)    “Know Your Customer” Information and Documents. The Lenders shall have received and completed all items required to make such AIV Borrower or Parallel Fund Borrower, as applicable, KYC Compliant; provided that the Lenders shall use commercially reasonable efforts to (i) request all KYC items at least 4 Business Days prior to the proposed date of the joinder and (ii) complete KYC at least 1 Business Day prior to the date of the proposed joinder;
(k)    Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing; and
(l)    Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such AIV Borrower or Parallel Fund Borrower, as applicable, and its respective management, controlling owners, systems and operations.
Upon the satisfaction of the requirements of this Section 6.4 described above, the AIV Borrower or Parallel Fund Borrower, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder.
Section 7.    REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agent, the Letter of Credit Issuer and the Lenders that, as to itself:
7.1    Organization and Good Standing. Each Borrower (a) is duly organized, duly formed or duly incorporated, as applicable; (b) validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (c) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted; and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.
7.2    Authorization and Power. Each Borrower (a) has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents and its Subscription Agreements; (b) is duly authorized to, and has taken all partnership, limited liability company, organization or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreement; and (c) is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which any Borrower is subject or any material judgment, license, order or permit applicable to any Borrower or any material indenture, mortgage, deed of trust or other material agreement or instrument to which any Borrower is a party or by which any Borrower may be bound, or to which any Borrower may be subject. No material consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by any Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.
7.4    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which the Borrower is a party are the legal and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).
7.5    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens, except for Permitted Liens and as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future Change in Law or in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or shall be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral subject to any Permitted Liens.
7.6    Financial Condition. The Borrowers have delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1, or if such statements and reports are not available, copies of their pro forma balance sheet as of the Closing Date and the related statement of income, in each case certified by a Responsible Officer of such Borrower to be true and correct; such financial statements fairly present the financial condition of such Borrower as of the applicable date set forth therein (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that the Borrowers and have been prepared in accordance with GAAP, except as provided therein). For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement that has the effect of modifying the opinions therein.
7.7    Full Disclosure. There is no fact known to a Borrower that such Borrower has not disclosed to the Administrative Agent in writing that could have a Material Adverse Effect. All information heretofore furnished by such Borrower or the Investment Manager, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby (or, to the extent such information was provided to a Borrower by an Investor, to the knowledge of such Borrower) contains any untrue statement of material fact that could reasonably be expected to result in a Material Adverse Effect.
7.8    No Default. No event has occurred and is continuing that constitutes an Event of Default or a Potential Default.
7.9    No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or to the knowledge of such Borrower, threatened in writing, against any Borrower, other than any such Proceeding that has been disclosed in writing by such Borrower to the Administrative Agent; and (b) as of the date of the advance of any Borrowing or the issuance of any Letter of Credit, there are no such Proceedings pending or to the knowledge of such Borrower, threatened in writing, against such Borrower, other than any such Proceeding that would not, if adversely determined, have a Material Adverse Effect.
7.10    Material Adverse Effect. No circumstances exist or changes to any Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect.
7.11    Taxes. Each Borrower has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by such Borrower, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.
7.12    Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Borrowers is correctly listed on Schedule I hereto (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time) and each Borrower has been at such location since its formation; (b) the jurisdiction of formation of the Borrowers is correctly listed on Schedule I hereto (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time) and each Borrower is not organized under the laws of any other jurisdiction.
7.13    ERISA. Each Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that no portion of the assets used by the Lenders in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents constitutes Plan Assets, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors, and the borrowing and repayment of amounts under this Credit Agreement, should not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code that would subject the Administrative Agent or a Lender to tax or penalties under such sections of the Internal Revenue Code or ERISA. No Borrower has established, maintains or contributes to and, except as would not be reasonably likely to have a

Material Adverse Effect, no other member of a Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.
7.14    Compliance with Law. Each Borrower is in compliance with all laws, rules, regulations, orders, and decrees that are applicable to it or its properties, including, without limitation, Environmental Laws, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.
7.15    Environmental Matters. Each Borrower (a) has not received any notice or other communication or otherwise has knowledge of any Environmental Liability that could individually or in the aggregate be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Borrower or any permit issued under any Environmental Law to such Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, to the knowledge of such Borrower, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
7.16    Capital Commitments and Contributions. All the Investors are set forth on Exhibit A hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent), and the true and correct Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A). No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A hereto; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A hereto.
7.17    Fiscal Year. The fiscal year of such Borrower is the calendar year.
7.18    Investor Documents. Each Investor has executed a Subscription Agreement that has been provided to the Administrative Agent except certain affiliates of the Borrowers as disclosed to the Administrative Agent. Each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the Constituent Document of its applicable Borrower and its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.
7.19    Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets of the Borrowers on a consolidated basis, subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any other Borrower and any Lender relating to the Indebtedness, will be Margin Stock. No Borrower nor any Person acting on behalf of the Borrowers has taken or will take any action that might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan or Letter of Credit will be secured at any time by, and the Collateral in which any Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.
7.20    Investment Company Act. No Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(a)    Initial Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and has elected to be treated, and to comply with the requirements to qualify annually, as a “regulated investment company” within the meaning of the Internal Revenue Code.
(b)    The business and other activities of the Initial Borrower and its Subsidiaries, including the making of the Loans and the issuance of the Letters of Credit hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Initial Borrower and its Subsidiaries.
(c)    Each Borrower is in compliance with all written Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
7.21    No Defenses. Each Borrower knows of no default or circumstance that with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, any Side Letter or Credit Link Document that would constitute a defense to the obligations of the Investors to make Capital Contributions to the Initial Borrower pursuant to a Capital Call, in accordance with its Subscription Agreement or the Borrower Constituent Documents, and has no knowledge of any claims of offset or any other claims of the Investors against any Borrower that would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Borrower’s Constituent Documents or any Credit Link Document.
7.22    No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in any Borrower without the prior approval of a Borrower; provided that this Section 7.22 shall not apply to Investor transfers.
7.23    Sanctions. No Borrower, no Person controlling a Borrower, and no Person controlled by a Borrower, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to each Borrower’s knowledge is under investigation for an alleged breach of Sanction(s)

by a governmental authority that enforces Sanctions; or (d) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any Sanctions. To each Borrower’s knowledge, no Investor is a Sanctioned Entity.
7.24    Insider. No Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank that maintains a correspondent account with any Lender.
7.25    Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.
7.26    Organizational Structure. The information contained in Schedule I and Schedule III (each as updated by the Borrowers in writing to the Administrative Agent from time to time) is accurate in all material respects.
7.27    No Brokers. None of the Borrowers nor the Investment Manager has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.
7.28    Financial Condition. Each Borrower is, and immediately after consummation of the transactions contemplated by the Loan Documents will be, Solvent.
7.29    [Reserved]
7.30    [Reserved]
7.31    Investments. No Investments made by any Borrower or their Subsidiaries, directly or indirectly, are in violation of, or would cause a default under, the terms of the Constituent Documents of the Borrowers.
Section 8.    AFFIRMATIVE COVENANTS OF THE BORROWERS
So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made), each Borrower agrees that:
8.1    Financial Statements, Reports and Notices. The Borrowers shall deliver to the Administrative Agent sufficient copies for each Lender of the following (and any such delivery may be made through Intralinks or a similar service and, to the extent not made available through

Intralinks or similar service, to the extent such copies are received by the Administrative Agent, the Administrative Agent shall promptly provide such copies to each Lender, in each case at the expense of the Borrowers):
(a)    Financial Reports.
(i)    Annual Reports. No later than the earlier of (x) one hundred and twenty (120) days after the end of the fiscal year (subject to reasonable delays agreed to by the Administrative Agent in its sole discretion in the event of late receipt of any necessary financial or tax statements from any entity in which the applicable Borrower holds Investments) and (y) when delivered to Investors (provided that, if such reports are filed with the SEC, such reports shall be deemed to be delivered upon the Borrower providing the Administrative Agent with a link to such SEC filings via e-mail), the audited consolidated balance sheet and related statements of operations of the Borrowers as of the end of and for such year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied and, subject to normal year‑end audit adjustments and the absence of footnotes.
(ii)    Quarterly Reports. No later than the earlier of (x) sixty (60) days after the end of each of the first three (3) fiscal quarters (subject to reasonable delays agreed to by the Administrative Agent in its sole discretion in the event of late receipt of any necessary financial or tax statements from any entity in which the applicable Borrower holds Investments) and (y) when delivered to Investors (provided that, if such reports are filed with the SEC, such reports shall be deemed to be delivered upon the Borrower providing the Administrative Agent with a link to such SEC filings via e-mail), the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, if applicable, as presenting fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(b)    Compliance Certificate. No later than the date any financial statement is due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit Q hereto (the “Compliance Certificate”), certified by a Responsible Officer of the Borrowers to be true and correct, (i) stating whether any Event of Default or any Potential Default exists; (ii) stating whether the Borrowers are in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating that no Exclusion Event has occurred with respect to any Borrowing Base Investor (that has not previously been disclosed to the Administrative Agent in writing); and (iv) setting forth: (A)  in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrowers, an updated Schedule III or certification of no changes; (B) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Borrowing Base Investors; (C) the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate; (D) specifying changes, if any, in the names or notice information for any Investor); and (E) listing all new and substitute Investors who have not satisfied each of the requirements set forth in Section 9.5.
(c)    Capital Calls. Promptly, but within two (2) Business Days following the issuance of each Capital Call, the Borrowers shall provide one exemplar copy per destination Collateral Account of each Capital Call delivered to the Investors.
(d)    Notice of Default. Within one (1) Business Day of a Responsible Officer of the Borrower becoming aware of the existence of any condition or event that constitutes an Event of Default or a Potential Default, such Borrower shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action that such Borrower is taking or proposes to take with respect thereto.
(e)    Notice of Certain Withdrawals. Concurrently with the next delivery of financial statements pursuant to Section 8.1(a) or the next Borrowing or issuance of Letter of Credit, copies of any notice of withdrawal or request for excuse or exemption by any Investor pursuant to the applicable Constituent Document of the Borrower, its Subscription Agreement or Side Letter.
(f)    Investor Events. Promptly upon becoming aware of any of the following events, a written notification to the Administrative Agent whether (i) an Exclusion Event has occurred with respect to any Borrowing Base Investor or any other Investor has violated or breached any material term of the applicable Constituent Document of the Borrower, the Subscription Agreement or any Credit Link Document or (ii) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors and shall comply with the notification obligation set forth in this Section 8.1(f)(ii) only in the event a Responsible Officer of Borrower obtains actual knowledge of a decline in any such Rating).
(g)    ERISA Certification. Within sixty (60) days following delivery by the Borrower to any Investor of an Operating Company Opinion, the Borrower shall deliver a copy of such Operating Company Opinion to the Administrative Agent.
(h)    Borrowing Base Certificate. The Borrowers shall provide an updated Borrowing Base Certificate certified by a Responsible Officer of the Borrowers to be true and correct in all material respects (1) setting forth (i) a calculation of the Available Commitment in reasonable detail as of the date of delivery of such Borrowing Base Certificate and (ii) the amount of Unfunded Capital Commitments of each Investor and

(2) specifying changes, if any, in the names of Investors and listing Investors who have not satisfied the conditions of Section 9.5(a), as applicable, with respect to at each of the following times: (i) concurrently with the delivery of quarterly financial statements referenced in Sections 8.1(a)(ii); (ii) concurrently in connection with any new Borrowing or request for a Letter of Credit; (iii) promptly, within five (5) Business Days following the issuance of any Capital Calls to the Investors together with copies of such Capital Call notices in accordance with Section 8.1(c); (iv) promptly, within five (5) Business Days following any Exclusion Event and a Borrower’s obtaining actual knowledge thereof; (v) upon the request of the Administrative Agent, within five (5) Business Days following any Borrower obtaining actual knowledge of any decline in the Rating of any Included Investor whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors and shall comply with the delivery obligation set forth in this Section 8.1(h)(v) only in the event a Borrower obtains actual knowledge of a decline in any such Rating); and (vi) within five (5) Business Days of any other event that reduces the Available Commitment (such as, by way of example, a deemed collection).
(i)    Other Reporting. Promptly with the delivery to all Investors, copies of any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Borrower Constituent Documents or the Constituent Documents of any Borrower Party, or any notices to all Investors relating in any way to Investors' Capital Commitments, and any notice to all Investors relating in any way to the misconduct of any Borrower Party.
(j)    [Reserved].
(k)    New Investors or Amended Investor Documents. Within three (3) Business Days of the later of (i) the execution thereof or (ii) the admission of such Investor to the applicable Borrower, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.
(l)    Notice of Material Adverse Effect. Each Borrower shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.
(m)    [Reserved].
(n)    Other Information. Such other information concerning the business, properties, or financial condition of the Borrowers as the Administrative Agent shall reasonably request (including such additional information for “know-your-customer” rules and regulations and related policies as the Lenders (through the Administrative Agent) may reasonably request).

8.2    Payment of Obligations. Each Borrower shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if such failure could reasonably be expected to result in a default in excess of the Threshold Amount.
8.3    Maintenance of Existence and Rights. Each Borrower shall preserve and maintain its existence. Each Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.
8.4    [Reserved.]
8.5    Books and Records; Access. Following ten (10) Business Days prior written notice, each Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to their affairs, and to inspect any of the properties of the Borrower and to discuss its affairs, finances and condition with its officers and independent accountants; provided that representative of the Borrowers shall be given reasonable opportunity to be present for any discussions with independent accountants.
8.6    Compliance with Law. Each Borrower shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws, ERISA and the Investment Company Act, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.7    Insurance. Each Borrower shall maintain or one of its Affiliates shall maintain in respect of the Borrowers, insurance in respect of its properties and business against such loss or damage as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, except where the failure to maintain any such insurance could not have a Material Adverse Effect.
8.8    Authorizations and Approvals. Each Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion, except to the extent the failure to maintain such licenses, authorizations, consents, permits and approvals could not reasonably be expected to result in a Material Adverse Effect.
8.9    Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.
8.10    Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations as contemplated herein.
8.11    Maintenance of Independence. Each Borrower shall at all times (a) conduct and present themselves as separate entities and maintain all business organization formalities; (b) maintain separate books and records; (c) conduct all transactions with Affiliates on an arm’s length basis; and (d) not commingle its funds with funds of other Persons, including Affiliates.
8.12    RIC Status under the Internal Revenue Code; Investment Company Act.
(a)    Initial Borrower will elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Initial Borrower and will at all times thereafter maintain its status as a “regulated investment company” within the meaning of the Internal Revenue Code, and will at all times maintain its status as a “business development company” under the Investment Company Act.
(b)     The Borrowers shall at all times be in compliance with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
8.13    Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower.
8.14    Investor Default. To the extent the Borrower has outstanding Obligations under this Credit Agreement or any other Loan Document, in the event that any Investor fails to fund any Capital Contribution pursuant to a Capital Call when due or otherwise defaults on any of its obligations to any Borrower, then during the continuance of an Event of Default, such Borrower shall exercise any discretion it may have with respect to its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.
8.15    Taxes. All U.S. federal income and other material Tax returns, information statements and reports required to be filed by any Borrower in any jurisdiction shall be timely filed and all U.S. federal income and other material Taxes owed by such Borrower shall be timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with GAAP.

8.16    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Borrower and each Person controlled by a Borrower shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (b) maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering and Anti-Corruption Laws; (c) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws, (d) ensure it does not use any of the Loans or Letters of Credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (e) ensure it does not fund any repayment of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
8.17    Compliance with Sanctions. No Borrower, no Person controlling a Borrower, and no Person controlled by a Borrower shall use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions. Each Borrower shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions.
8.18    Solvency. The financial condition of each Borrower is Solvent.
8.19    Returned Capital. The Borrowers agree that the effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of the Borrowing Base shall be the date on which the applicable Borrowers have delivered to the Administrative Agent a Borrowing Base Certificate containing a duly completed Capital Return Certification and reflecting such changes resulting from the Returned Capital.
8.20    Capital Calls. During each calendar year commencing with the first full calendar year after the Final Closing Date (as defined in the applicable Borrower Constituent Documents), the Borrowers shall make at least one (1) Capital Call on the Investors in an amount determined by the Borrowers.
8.21    [Reserved]
8.22    Compliance with Loan Documents and Constituent Documents. Each Borrower shall fully comply with any and all covenants and provisions of each Loan Document executed by it. Each Borrower shall comply with all provisions of its Constituent Documents.
8.23    Leverage Limitations. After giving effect to the proposed Borrowing or Letter of Credit issuance, each of the Borrowers shall be in compliance with the leverage limitations set forth in its Constituent Documents or as otherwise agreed between the parties to such Borrowing or Letter of Credit issuance if no leverage limitations are contemplated by the Constituent Documents.
Section 9.    NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made), each Borrower agrees that:
9.1    Borrower Information. No Borrower shall change its name, jurisdiction of formation, chief executive office and/or principal place of business unless such Borrower delivers promptly to the Administrative Agent (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following such event or occurrence, written notice thereof; provided, however, that (i) the Borrowers are taking all necessary action to ensure the continued perfection of the Administrative Agent’s Liens on the Collateral and (ii) other than in the case of a change of jurisdiction to Delaware, the Lenders have consented to such jurisdiction (such consent not to be unreasonably withheld or delayed).
9.2    Mergers, Etc. No Borrower shall take any action (a) to merge or consolidate with or into any Person, unless such Borrower is the surviving entity, or (b) that will dissolve or terminate such Borrower.
9.3    Negative Pledge. Other than Permitted Liens, no Borrower shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon the Collateral, other than to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.
9.4    Fiscal Year and Accounting Method. The Initial Borrower shall not change its fiscal year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, or change its method of accounting other than in accordance with the terms of the Borrower Constituent Documents (so long as such method is based on GAAP) (and the Initial Borrower shall promptly notify the Administrative Agent in writing of such change).
9.5    Transfer of Interests; Admission of Investors.
(a)    Transfers by Investors. Any transfer of any interest in a Borrower by any Investor to any other Person shall be permitted without the consent of the Administrative Agent or Lender, subject to compliance with this Section 9.5. The Borrower shall, on a quarterly basis, substantially at the same time as the effectiveness of such Transfer, deliver to the Administrative Agent copies of any assignment agreement, Constituent Documents and other documentation delivered to the Borrower or Investment Manager; provided that (a) if any proposed Transfer in excess of five percent (5%) of the aggregate Capital Commitments occurs within any quarter or (b) after the occurrence and during the continuance of an Event of Default (at the request of the Administrative Agent), such documentation shall be provided promptly. In order for a new Investor to be deemed to be a Borrowing Base Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the transfer of an Investor interest to a new Investor would result in a mandatory prepayment (due to the transferee not being designated as a Borrowing Base Investor or otherwise), such mandatory prepayment shall be calculated and paid to the

Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5. No Transfer of any interest in any Borrower shall be permitted unless (i) such transferee is not on any OFAC list; and (ii) such Transfer will not result in any Borrower being in violation of Section 9.14.
(b)    OFAC Compliance. Any admission of an assignee of an interest in any Borrower or as a substitute Investor and any admission of a Person as a new Investor of any Borrower, shall be subject to such Person’s compliance with Sanctions and being KYC Compliant.
9.6    Constituent Documents. Except as hereinafter provided, without the consent of the Administrative Agent and the Required Lenders, the Borrower shall not alter, amend, modify, terminate, or change any provision of its Constituent Documents, any Subscription Agreement or any Side Letter or enter into any new Side Letter with an existing Investor (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or reduce (or affect in a similar manner) the Debt Limitations in a manner that affects the borrowing capacity in the Borrower Constituent Documents; (b) affect the Borrower’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto; (c) except as permitted under Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or the obligation to fund Capital Calls; (d) amend any of the provisions thereof related to a “Subscription Facility” (as such term is defined in the Borrower Constituent Documents); or (e) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, the Borrower shall notify the Administrative Agent of such proposal. The Administrative Agent shall within three (3) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall notify the Borrower of its determination within such period. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders shall be required (unless the approval of all Lenders or each affected Lender is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Borrower. Subject to Section 12.1, the Lenders shall, within seven (7) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the Borrower may make such Proposed Amendment without the consent of any Lender. Notwithstanding the foregoing, the Borrower may, without the consent of the Administrative Agent or the Lenders and without prior notification to the Administrative Agent or the Lenders, amend its Constituent Documents: (w) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; (x) to effect any amendment to any Constituent Document to the extent such amendment does not require the majority approval of the Investors and can be effected solely by the applicable investment committee and is not a Material Amendment; (y) to reflect transfers of interests in the Borrower permitted by, and in accordance with, this Credit Agreement; and (z) to amend Side Letters to incorporate provisions from other Side Letters from Included Investors through a “most favored nations” election; provided that, in each case, the Borrower shall provide prompt notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document or any provision thereof is altered, amended, modified or terminated in any respect whatsoever, the Borrower shall within ten (10) Business Days of the effectiveness of such alteration, amendment, modification or termination, shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto quarterly with the delivery of each Compliance Certificate or at the next Borrowing.
9.7    [Reserved]
9.8    Negative Pledge. Except as permitted under the Constituent Documents of the Borrower, no Borrower shall permit any Borrowing Base Investor to pledge or otherwise grant a security interest or otherwise create a Lien on such Investor’s right, title and interest in any Borrower without the prior written consent of the Administrative Agent in its sole and absolute discretion.
9.9    Notice of Withdrawals. No Borrower shall permit any Investor to withdraw its interest in any Borrower without the prior written consent of the Lenders, unless (i) such withdrawal is in accordance with the terms of the applicable Constituent Document or Side Letter and this Credit Agreement (including in connection with a Transfer in accordance with Section 9.5) (and only where the Borrower and/or Investment Manager, as applicable, has no discretion to prevent such withdrawal), and (ii) the Borrowers have complied with the mandatory prepayment provisions of Section 3.5 hereof, if applicable, prior to the effectiveness of such withdrawal.
9.10    Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.
(a)    Alternative Investment Vehicles and Parallel Investment Vehicles. No Borrower shall either (i) transfer the Unfunded Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless (A) such Alternative Investment Vehicle or Parallel Investment Vehicle has joined the Credit Facility as a Borrower in accordance with Section 6.4 or (B) with respect to an Alternative Investment Vehicle that is not joined as a Borrower, such Capital Contributions do not exceed, without duplication, an amount equal to ten percent (10%) or less of the aggregate Capital Commitments transferred by such Borrower (so long as such transfers are done amongst all Investors such that they continue to hold the same ratable allocation of Investments and the elimination thereof from the Available Commitment either does not result in a mandatory prepayment pursuant to Section 3.5(b) hereof or the applicable Borrowers pay such mandatory prepayment prior to the transfer of such Capital Commitments to such Alternative Investment Vehicle or Parallel Investment Vehicle).

(b)    Other Transfers of Unfunded Capital Commitments. No Borrower shall cause Capital Contributions to be made to any Affiliate of a Borrower that is not a Borrower hereunder or directly to any Investment other than pursuant to Section 9.10(a).
9.11    Limitation on Indebtedness. No Borrower shall, without the prior written consent of the Administrative Agent and the Required Lenders, incur, together with its Affiliates on a consolidated basis in accordance with GAAP, aggregate Indebtedness in an amount in excess of that permitted under the Constituent Documents of the Borrowers (collectively, the “Debt Limitations”). If a new Borrower’s Constituent Documents do not contain a Debt Limitation, one shall be mutually agreed by the Borrowers and the Administrative Agent prior to such new Borrower’s joinder to the Credit Facility.
9.12    Capital Commitments. No Borrower shall: (a) without the prior written consent of the Administrative Agent, which may be withheld in its sole reasonable discretion, cancel, suspend, excuse, defer or abate the Capital Commitment of any of its Investors (other than (i) in connection with a transfer or withdrawal permitted by the Credit Agreement or (ii) in accordance with the Borrower Constituent Documents under circumstances where the Borrower and/or Investment Manager, as applicable, has no discretion (i.e., the applicable Investor is entitled to such an excuse or withdrawal under the terms of the Borrower Constituent Documents as a matter of right); provided that, in either case, the Borrowers have made advance prepayment of any resulting mandatory prepayment hereunder after giving effect to such cancellation, suspension, excuse, deferral or abatement); or (b) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Borrower), the proceeds of which are to be applied to repayment of the Obligations; provided that if an Investor has the right under the Borrower Constituent Documents to be excused from an Investment, the applicable Borrower shall be permitted to excuse such Investor from its Capital Contribution with respect to such investment and any obligations incurred with respect to such Investment, so long as any resulting mandatory prepayment hereunder as a result of such excuse is made prior to giving effect thereto.
9.13    Capital Calls. Except as permitted by Section 9.12, no Borrower shall make any contractual or other agreement with any Person that shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.
9.14    ERISA Compliance. No Borrower shall establish, maintain or contribute to, and except as would not reasonably be expected to have a Material Adverse Effect, no other member of a Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Borrower to be deemed Plan Assets and results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code that would subject the Administrative Agent or a Lender to any tax or penalty under such sections of the Internal Revenue Code or ERISA. No Borrower shall take any action, or omit to take any action that would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A) - (D) of the Internal Revenue Code or

Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax or penalty under such sections of the Internal Revenue Code or ERISA.
9.15    Dissolution. Without the prior written consent of all Lenders (in their sole discretion), no Borrower with outstanding Obligations (other than any Qualified Borrower or AIV so long as such Qualified Borrower or AIV, as applicable, does not have any direct Capital Commitments and has no outstanding Obligations under this Credit Agreement or any other Loan Document) shall take any action to terminate or dissolve.
9.16    Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, no Borrower shall: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Borrower; or (b) permit any real property of such Borrower to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material.
9.17    Limitations on Distributions. No Borrower shall make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to their Constituent Documents or (b) if there are any Obligations outstanding with respect to a Borrower hereunder, at any time during the existence of a Cash Control Event without the written consent of the Administrative Agent or Required Lenders. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in a Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest.
9.18    Limitation on Withdrawals. Without the prior written consent of the Administrative Agent or Required Lenders, no Borrower shall make, or cause the making of, any withdrawal or transfer of funds from the Collateral Account if there are any Obligations outstanding with respect to a Borrower hereunder and if a Cash Control Event has occurred and is continuing, other than a transfer to the Administrative Agent for the purpose of paying Obligations owing hereunder.
9.19    Borrower Structure. No Borrower shall transfer, withdraw or assign its interest in any other Borrower or its obligations under the Loan Documents without the prior written consent of the Administrative Agent, which consent may be granted or withheld in the Administrative Agent’s sole and absolute discretion.
9.20    [Reserved].
9.21    Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, engage in any transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Distributions permitted by Section 9.17, (d) the transactions provided in the Affiliate Agreements, (e) any Investment that results in the create of an Affiliate, (f) transactions between or among any Borrower, any Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of such Borrower or such Subsidiary at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (g) as otherwise permitted by the terms of the applicable Borrower Constituent Documents.
9.22    Deposits to Collateral Accounts. No Borrower shall direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than a Collateral Account. No Borrower shall, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.
Section 10.    EVENTS OF DEFAULT
10.1    Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    the Borrowers shall fail to pay when due any (i) principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral under Section 2.8(h), and such failure under this Section 10.1(a)(ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies the Borrowers in writing of such failure;
(b)    any representation or warranty made or deemed made by or on behalf of the Borrowers (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrowers (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall prove be untrue and inaccurate in all respects) as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of a Borrower obtains actual knowledge thereof;
(c)    default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 8.1, and Sections 9.1 through 9.22) by the Borrowers; or (ii) the covenants or agreements of the

Borrowers contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;
(d)    default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 3.5(b) or any one of Sections 9.1 through 9.4, Section 9.6, Section 9.8, Section 9.9, Section 9.11 through 9.15 or Section 9.17 through 9.22;
(e)    default shall occur in the performance of Section 8.1, Section 9.5, Section 9.7, Section 9.10 and Section 9.16 and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;
(f)    any of the Loan Documents executed by the Borrowers: shall (i) cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Borrowers, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (other than, in each case, solely as the result of an action or failure to act on the part of the Administrative Agent); provided that if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any Applicable Law, the Borrowers shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(f) to the reasonable satisfaction of the Administrative Agent;
(g)    default shall occur with respect to the payment of any Indebtedness for borrowed money of the Borrowers in an amount equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;
(h)    any Borrower or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i)    an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority, without application or consent of any Borrower, approving a petition seeking reorganization (other than a solvent reorganization) of any Borrower or the Investment Manager, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Borrower or the Investment Manager, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;
(j)    any final judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment is not covered by insurance or shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Borrower has posted a bond or cash collateral;
(k)    [Reserved];
(l)    the issuance to any Borrower of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Borrower of any injunctive order by any court under any Environmental Law, that will result in a Material Adverse Effect;
(m)    the Investment Manager (or any Affiliate investing in lieu thereof) shall (A) repudiate, challenge or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions or shall otherwise disaffirm the provisions of the Borrower Constituent Documents of the Borrower; (B) default in its obligation to fund any Capital Contributions within three (3) Business Days of when due; or (C) breach its obligations under the Borrower Constituent Documents or Management Agreement of the Borrower in its capacity as investment manager, and such default shall continue uncured beyond any cure or grace period under the terms of the Borrower Constituent Documents or Management Agreement;
(n)    Investor(s) having Capital Commitments aggregating ten percent (10%) or greater of the total Capital Commitments of all Investors in the Borrowers shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within ten (10) Business Days of when initially due (without regard to any cure or notice periods contained in the applicable Constituent Document);
(o)    an event shall occur that causes a dissolution or liquidation of any Borrower or proceedings shall be commenced by any Person seeking the dissolution or liquidation of any Borrower that remains uncured within ten (10) Business Days;

(p)    a Change of Control shall occur; or
(q)    the Management Agreement shall cease to be in full force and effect or the Investment Manager resigns or is removed from said role and a successor manager that is not an Affiliate thereof or otherwise acceptable to the Administrative Agent in its sole reasonable discretion is not appointed within ten (10) days.
10.2    Remedies Upon Event of Default.
(a)    General. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2, 5.3 or the Collateral Documents, including, but not limited to, the initiation of Capital Calls of the Uncalled Capital Commitments; provided that, so long as no Event of Default under Sections 10.1(h) or 10.1(i) has occurred (and subject to the Administrative Agent’s right to take exclusive control of the Collateral Accounts pursuant to Section 5.2(b)), the Borrowers shall have the initial right to (and shall, if so directed by the Administrative Agent) initiate such Capital Calls within five (5) Business Days following the date of the occurrence or an Event of Default and if such Borrowers fail to make such calls within such time period, the Administrative Agent, on behalf of the Secured Parties, may initiate such calls; (v) suspend the obligation of the Lenders to maintain LIBOR Rate Loans; and/or (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the Commitments of the Lenders shall be deemed terminated automatically and the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives.
(b)    Actions with Respect to the Collateral. Subject to the proviso in Section 10.2(a)(iv) above, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Borrower, at any time or from time to time during the existence and continuance of an Event of Default, to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing, (ii) notify the Investors to make all payments due or to become due with respect to their Capital Commitments directly to the

Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Accounts, (iii) take or bring in any Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of any Borrower in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Borrower; or (viii) exercise any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, as determined by a court of competent jurisdiction by final and non-appealable judgment, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. Subject to the proviso in Section 10.2(a)(iv) above, the Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Borrowers shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion.
(c)    Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any Capital Contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any Debtor Relief Law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Borrower, to endorse the name of any Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and

Liens in the Collateral or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.
The application by the Administrative Agent of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrowers acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers, subject to the first priority, exclusive security interest of the Administrative Agent therein.
10.3    Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency), other than deposits held in custodial, escrow, trust or fiduciary capacity at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.4    Performance by the Administrative Agent. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability in the absence of gross negligence or willful misconduct, or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.
10.5    Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrowers agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two (2) Business Days of request.
Section 11.    AGENCY PROVISIONS
11.1    Appointment and Authorization of Agents.
(a)    Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrowers, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Sections 11.1(b), 11.9 and 11.10).
(b)    Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the

Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, and/or termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has not yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of this Credit Agreement; and (iii) if approved by the Required Lenders or the Lenders, as applicable, pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b). In each case as specified in this Section 11.1(b), the Administrative Agent will (and each Lender irrevocably authorizes the applicable Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Borrower such documents as such Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Borrower from its obligations under the guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.1(b).
11.2    Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable to any Lender for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.
11.3    Exculpatory Provisions. In each case, in the absence of gross negligence or willful misconduct, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case, in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. Except insofar as the Administrative Agent holds the security interests and Lien created pursuant to the Collateral Document in trust for the Secured Parties, the Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.
11.4    Reliance on Communications. In each case, in the absence of gross negligence or willful misconduct, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
11.5    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent shall notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.
11.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent- Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties that may come into the possession of any Agent-Related Person.
11.7    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of any Borrower Party to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.
11.8    Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
11.9    Successor Agents.
(a)    Resignation of Administrative Agent.
(i)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default under Sections 10.1(a), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that the consent of the Borrowers shall not be required if such successor Administrative Agent is an existing Lender hereunder. If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrowers) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(ii)    If the Person serving as Administrative Agent is a Defaulting Lender because such Person has, or has a direct or indirect parent company that has, (1) become the subject of a proceeding under any Debtor Relief Law, or (2) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with and consent by the Borrowers, appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders and Borrowers appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(iv)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (B) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (C) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(b)    Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.
11.10    Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions that would otherwise constitute defaults hereunder) that is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.
11.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.
Section 12.    MISCELLANEOUS
12.1    Amendments. Except as may be otherwise provided in this Credit Agreement, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Borrower on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:
(a)    each Lender affected thereby:
(i)    increase the amount or extend the term of the Commitment of such Lender, decrease the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.8;
(ii)    extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;
(iii)    release all or substantially all of the Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower permitted hereunder or in any other Loan Document; and

(b)    all Lenders:
(i)    except as otherwise provided by Section 9.5, 9.6, 9.9 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Included Investor or Designated Investor;
(ii)    amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “HNW Designated Investor”, “Included Investor”, “Maturity Date”, “Principal Obligations” or the definition of any of the defined terms used therein;
(iii)    change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders that are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;
(iv)    except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;
(v)    amend the terms of this Section 12.1; or
(vi)    except as otherwise contemplated in this Credit Agreement, designate a Person as a Borrowing Base Investor.
The Administrative Agent shall notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrowers, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature or an obvious error or any error or omission of a technical or immaterial nature.
If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy, sequestration or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrower, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature.
Notwithstanding anything to the contrary herein, any Deposit Account Control Agreement or Collateral Account Pledge or other Collateral Document may be amended, waived, discharged or terminated by the Administrative Agent in order to (i) assist with any transfer to a new Depository which is an Eligible Institution in accordance with this Credit Agreement or to otherwise reflect any change in the account number with an existing Depository, (ii) to fix an obvious error or any error or omission of a technical or immaterial nature, in either case, without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is, in the reasonable determination of the Administrative Agent, not materially adverse to the Lenders or (iii) the Administrative Agent and the applicable Borrowers shall be permitted to amend any provision of any Collateral Document, or enter into any new agreement or instrument, to better implement the intentions of this Credit Agreement and the other Loan Documents or as required by local law to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law.
12.2    Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (B) the application of Cash Collateral provided for in Sections 2.8(h) and 4.8; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
12.3    Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement that constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date thereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.
12.4    Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Borrowers may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrowers hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrowers hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
12.5    Payment of Expenses; Indemnity.
(a)    Cost and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one U.S. counsel (and one counsel per any other relevant jurisdiction) for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Borrower’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof), (ii) all reasonable and documented out of pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of one U.S. counsel (and one counsel per any other relevant jurisdiction) for the Administrative Agent, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers), other than such

Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower, or any Environmental Claim related in any way to any Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee or from any dispute between or among the Indemnitees and not involving a Borrower or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Letter of Credit Issuer in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.5(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than resulting from such Person’s gross negligence or willful misconduct.
(e)    Payments. All amounts due under this Section 12.5 shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.
12.6    Notice.
(a)    Notices Generally. Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day that it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b):

If to the Borrowers:

c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Attention: Tom Hennigan
Telephone: (212) 813-4827
Email: Tom.Hennigan@carlyle.com
and
Attention: Venu Rathi

Telephone: (212) 813-4583
Email: Venu.Rathi@carlyle.com
With a copy to:

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, D.C. 2004-1304
Attention: Benjamin Berman
Telephone: (202) 637-2360
Email: benjamin.berman@lw.com
If to the Administrative Agent:
Bank of America, N.A.
NC1-027-15-01
214 North Tryon Street
Charlotte, NC 28255
Attention: Jose Liz-Moncion
Telephone: (980) 387-1124
Fax: (312) 453-6498
With copies to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP
227 West Trade Street
Charlotte, NC 28202
Attention:  Michael Mascia
Telephone: (704) 348-5160
Fax: (704) 348-5200
Email: michael.mascia@cwt.com
If to the Lenders:
At the address and numbers set forth on the Administrative Questionnaire or on the Assignment and Assumption of such Lender.
Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.
(b)    Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
12.7    Governing Law. This Credit Agreement and any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.
12.8    Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law each party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereby irrevocably waives any objections that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.
12.10    Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
12.11    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, assignments shall be in minimum amounts of $2,500,000; and

(B)    in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1 (a), (h) or (i) hereof has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent fifteen (15) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers prior to such fifteenth (15th) Business Day; provided further that the consent of the Borrowers shall not be required if such Assignee is an existing Lender hereunder.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. Written consent of the Administrative Agent and related Borrowers shall be required for any assignment including to the extent required by Section 12.11(b)(i)(B) and, in addition:
(A)    the consent of the Borrowers shall be required unless (x) an Event of Default under Sections 10.1(a), (h) or (i) has occurred and is continuing, at the time of such assignment, (y) such assignment is to an Affiliate of a Lender or (z) such assignment is to a Federal Reserve Bank or otherwise required by Applicable Law; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; provided further that the consent of the Borrowers shall not be required if such Assignee is an existing Lender hereunder;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender;
(C)    the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D)    (x) the Borrowers’ consent shall not be required (A) during the continuance of an Event of Default of the type described in Section 10.1(a), (h), (i) or (j) hereof, or (B) in the case of an assignment or other transfer to an Affiliate of such Lender or to a Federal Reserve Bank.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Subsidiaries or Affiliates; (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a Competitor.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(viii)    Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.
(ix)    Defaulting Lender Waterfall.    Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers; third, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; sixth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.11(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, with the written consent of the related Borrowers, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers’ consent shall not be required (x) during the continuance of an Event of Default under Sections 10.1(a), (h) or (i), or any other Event of Default has continued uncured for thirty (30) days, or (y) in the case of a participation to an Affiliate of such Lender or to a Federal Reserve Bank, (iv) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement and (v) no such participation shall be granted to any Competitor. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit

Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly and adversely affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b), and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.
(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Notwithstanding any other restriction contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit

Facility as a Lender and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:
(i)    The Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;
(ii)    the Commitment of the new Lender shall be in a minimum amount of $50,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent; and
(iii)    the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.
(h)    Disclosure of Information. Any Lender may furnish any information concerning any Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.16.
(i)    Assignment by Merrill Lynch. Notwithstanding the foregoing, the parties hereby agree that Merrill Lynch may, without notice to the Borrowers, assign its rights and obligations under this Credit Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Credit Agreement.
12.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due or owing), any of the Commitments remain in effect or the Credit Facility has not been terminated.
12.13    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
12.14    Survival. All representations and warranties made by the Borrowers herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.
12.15    Full Recourse. The payment and performance of the Obligations with respect to any Borrower shall be fully recourse to such Borrower. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any

Investor, to any of the Borrowers’ past, present or future directors, officers, employees, incorporators, authorized persons or agents, or the Investment Manager, except, in each case, to the extent of the Collateral pledged pursuant to the Loan Documents and for any claim or action for actual damages of the Agents or Lenders as a result of any fraud, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such Person.
12.16    Availability of Records; Confidentiality. (a)  Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, Constituent Documents, side letters and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated hereunder and thereunder (collectively, “Transaction Information”) are confidential; provided, the Borrowers acknowledge and agree that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, (x) the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information and (y) notwithstanding anything to the contrary herein, in the case of a proposed Participant or Assignee, the Administrative Agent or Lender shall have received the consent of the Borrowers (unless an Event of Default under Section 10.1(a), (h) or (i) has occurred and is continuing at such time (or any other Event of Default has continued uncured for sixty (60) days); provided that in no event may information be provided to a Competitor.
(a)    The Borrowers, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their Investments under the applicable Constituent Documents (collectively, the “Investor Information”) have been and shall be delivered on a confidential basis; and (y) information with respect to Investments has been and shall be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.16.
(b)    Anything herein to the contrary notwithstanding, the provisions of this Section 12.16 shall not preclude or restrict any such party from disclosing any Confidential Information: (i) with the prior written consent of any Borrower; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having or reasonably claiming to have jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.16; (iv) to examiners or auditors of any applicable Governmental Authority that examines such party’s books and records while conducting such examination or audit; or (v) as otherwise specifically required by law.
12.17    Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower.
12.18    Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
12.19    Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations for which no claim has yet been made) arising hereunder or under any other Loan Document shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement that survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.
12.20    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents that imposes additional burdens on any Borrower or further restricts the rights of any Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.
12.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Financing Document; or
the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.
BORROWER:
TCG BDC II, INC., a Maryland corporation

By:    /s/ Venugopal Rathi
Name: Venugopal Rathi
Title:     Authorized Signer

Carlyle BDC - Revolving Credit Agreement

ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER AND LENDER:
BANK OF AMERICA, N.A.

By:    /s/ Clay Costner
Name: Clay Costner
Title:     Vice President

Carlyle BDC - Revolving Credit Agreement

Acknowledged and Agreed to with respect to Section 5.4 only:
MANAGER:
CARLYLE GMS INVESTMENT MANAGEMENT L.L.C.,
a Delaware limited liability company

By:    /s/ Orit Mizrachi
Name: Orit Mizrachi
Title:     Authorized Officer

Carlyle BDC - Revolving Credit Agreement

SCHEDULE I

Borrower Information

Borrower:	TCG BDC II, Inc.
Jurisdiction of Formation:	Maryland
Collateral Account #: ABA #:	CLBF 10929610 011000028
Principal Office, Chief Executive Office, and Principal Place of Business	520 Madison Avenue New York, NY 10022

SCHEDULE II

Commitments

Lender Name	Commitment
Bank of America, N.A.	$150,000,000
MUFG Union Bank, N.A.	$150,000,000

SCHEDULE III

Borrower Organizational Structure